Exhibit 10.1

THIRD AMENDED AND RESTATED FUNDS AT LLOYD’S
LETTER OF CREDIT AGREEMENT

AMONG

THE NAVIGATORS GROUP, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

and

ING BANK N.V., LONDON BRANCH,

as Administrative Agent and Letter of Credit Agent

DATED AS OF

NOVEMBER 7, 2016

ING BANK, N.V., LONDON BRANCH,

as Lead Arranger and Sole Bookrunner

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Page

ARTICLE I	DEFINITIONS	1
ARTICLE II	THE LETTER OF CREDIT FACILITY	22
2.1	Issuance of Letters of Credit	22
2.2	Conversion Principles	24
2.3	Reductions in Commitments	24
2.4	Reimbursement Obligations	24
2.5	Procedure for Issuance	26
2.6	Nature of the Agent and Lenders’ Obligations	27
2.7	Notification of Issuance Requests	28
2.8	Fees, Interest and Payments Generally	29
2.9	Collateralization Events	31
2.10	Collateral Account	32
ARTICLE III	YIELD PROTECTION; TAXES	33
3.1	Yield Protection	33
3.2	Changes in Capital Adequacy Regulations	34
3.3	Taxes	35
3.4	Lender Statements; Survival of Indemnity	38
ARTICLE IV	CONDITIONS PRECEDENT	39
4.1	The Lenders Obligation to Issue	39
4.2	Each Letter of Credit	41
ARTICLE V	REPRESENTATIONS AND WARRANTIES	41
5.1	Existence and Standing	41
5.2	Authorization and Validity	42
5.3	No Conflict; Government Consent	42
5.4	Financial Statements	42
5.5	Statutory Financial Statements	43
5.6	Material Adverse Change	43
5.7	Taxes	43
5.8	Litigation and Contingent Obligations	43
5.9	Subsidiaries	43
5.10	ERISA	44
5.11	Defaults	44
5.12	Accuracy of Information	44
5.13	Regulation U	44

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(continued)

Page

5.14	Material Agreements	44
5.15	Compliance With Laws	44
5.16	Ownership of Properties	45
5.17	Plan Assets; Prohibited Transactions	45
5.18	Environmental Matters	45
5.19	Investment Company Act	45
5.20	Solvency	45
5.21	Insurance Licenses	46
5.22	Partnerships	46
5.23	Lines of Business	46
5.24	Reinsurance Practices	46
5.25	Security	46
5.26	Disclosure	46
5.27	Anti-Money Laundering and Anti-Terrorism Finance Laws	47
5.28	Anti-Corruption Laws	47
5.29	Sanctions Laws	47
ARTICLE VI	COVENANTS	48
6.1	Financial Reporting	48
6.2	Purpose	52
6.3	Notice of Material Events	52
6.4	Conduct of Business	52
6.5	Taxes	53
6.6	Insurance	53
6.7	Compliance with Laws	53
6.8	Maintenance of Properties	53
6.9	Inspection; Maintenance of Books and Records	53
6.10	Dividends and Stock Repurchases	54
6.11	Indebtedness	54
6.12	Merger	54
6.13	Sale of Assets	54
6.14	Investments and Acquisitions	55
6.15	Contingent Obligations	56
6.16	Liens	56
6.17	Affiliates	57

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(continued)

Page

6.18	Amendments to Agreements	57
6.19	Change in Fiscal Year	57
6.20	Inconsistent Agreements	57
6.21	Reinsurance	58
6.22	Stock of Subsidiaries	58
6.23	Financial Covenants	58
6.24	Additional Pledge	59
6.25	Primary FAL	59
6.26	Syndicate Business Forecasts	59
6.27	Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person	59
ARTICLE VII	DEFAULTS	60
ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	62
8.1	Acceleration	62
8.2	Amendments	63
8.3	Preservation of Rights	64
8.4	Application of Funds	64
ARTICLE IX	GENERAL PROVISIONS	65
9.1	Survival of Representations	65
9.2	Governmental Regulation	65
9.3	Headings	65
9.4	Entire Agreement	66
9.5	Numbers of Documents	65
9.6	Several Obligations; Benefits of this Agreement	65
9.7	Expenses; Indemnification	66
9.8	Accounting	66
9.9	Severability of Provisions	66
9.10	Nonliability of Lenders	67
9.11	Confidentiality	67
9.12	Nonreliance	67
9.13	Disclosure	67
9.14	USA Patriot Act Notification	67

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(continued)

Page

ARTICLE X	THE AGENT	68
10.1	Appointment; Nature of Relationship	68
10.2	Powers	68
10.3	General Immunity	68
10.4	No Responsibility for Recitals, etc	69
10.5	Action on Instructions of Lenders	69
10.6	Employment of Administrative Agent and Counsel	69
10.7	Reliance on Documents; Counsel	69
10.8	Administrative Agent’s Reimbursement and Indemnification	70
10.9	Notice of Default	70
10.10	Rights as a Lender	70
10.11	Lender Credit Decision	71
10.12	Successor Administrative Agent	71
10.13	Administrative Agents’ Fees	71
10.14	Delegation to Affiliates	72
10.15	Security Trustee	72
ARTICLE XI	SETOFF; RATABLE PAYMENTS	72
11.1	Setoff	72
11.2	Ratable Payments	72
ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	73
12.1	Successors and Assigns	73
12.2	Participations	73
12.3	Assignments	74
12.4	Dissemination of Information	75
12.5	Tax Treatment	75
ARTICLE XIII	NOTICES	76
13.1	Notices	76
13.2	Change of Address	76
ARTICLE XIV	COUNTERPARTS	77
	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	77

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(continued)

Page

ARTICLE XVI	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	78
16.1	CHOICE OF LAW	78
16.2	CONSENT TO JURISDICTION	78
16.3	WAIVER OF JURY TRIAL	78
16.4	REAFFIRMATION	79

SCHEDULES

Schedule 1	Commitments
Schedule 1.1	Eligible Collateral
Schedule 1.2	Existing Letters of Credit
Schedule 5.9	Subsidiaries
Schedule 5.22	Partnerships
Schedule 5.23	Existing Lines of Business
Schedule 6.16	Liens
Schedule 6.21	Reinsurance Guidelines

EXHIBITS

Exhibit A	Compliance Certificate
Exhibit B	Assignment Agreement
Exhibit C	Letter of Credit Application
Exhibit D	Borrowing Base Certificate
Exhibit E	Security Agreement
Exhibit F	Fixed Charge
Exhibit G	Letter of Credit
Exhibit H	Lloyd’s Comfort Letter
Exhibit I	Confirmation of Primary FAL
Exhibit J-1	Deposit Account Control Agreement
Exhibit J-2	Securities Account Control Agreement

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THIRD AMENDED AND RESTATED FUNDS AT LLOYD’S
LETTER OF CREDIT AGREEMENT

This Third Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 7, 2016, is among THE NAVIGATORS GROUP, INC., a Delaware corporation, the Lenders and ING BANK, N.V., London Branch, individually and as Administrative Agent, Letter of Credit Agent and Lead Arranger and Sole Bookrunner.

R E C I T A L S:

A.The Borrower, the Lenders, and ING Bank, N.V., London Branch, as administrative agent, letter of credit agent and lead arranger, entered into that Second Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 24, 2014 (as amended and in effect on the date hereof, the “Existing Credit Agreement).

B.The parties wish to amend and restate the Existing Credit Agreement in its entirety for the purpose of issuing Letters of Credit to provide Funds at Lloyd’s to support underwriting capacity provided by the Corporate Member to the Supported Syndicate for the 2017 and 2018 underwriting years of account (and prior open years).

C.The parties hereto intend that this Agreement and any Facility Documents executed in connection herewith not effect a novation of the obligations of the Borrower under the Existing Credit Agreement but merely a restatement, and where applicable, an amendment to the terms governing said obligations.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Account Bank” means (i) with respect to funds in the United Kingdom, ING Bank, N.V., London Branch and (b) with respect to funds in the United States, any “bank” within the meaning of Section 9-102(a)(8) of the UCC at which any deposit account constituting a Collateral Account is held, which shall be reasonably acceptable to the Administrative Agent.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any on-going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other

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than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Fair Market Value” means with respect to any Cash Equivalent Investment held in a Collateral Account an amount equal to the product of the Fair Market Value of such Cash Equivalent Investment and the applicable percentage with respect to such Cash Equivalent Investment as set forth on Schedule 1.1.

“Adjusted Primary FAL” means, as of any date, (i) Primary FAL minus (ii) the NFS Deficiency as of the most recent date such amount has been reported by Lloyd’s plus (iii) the Solvency Surplus as of the most recent date such amount has been reported by Lloyd’s.

“Administrative Agent” means ING Bank, N.V. London Branch, in its capacity as Administrative Agent pursuant to Article X and not in its individual capacity as a Lender or as Letter of Credit Agent and any successor Administrative Agent appointed pursuant to Article X.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Tranche A Commitments and the Tranche B Commitments.  A Lender’s Aggregate Commitment means such Lender’s aggregate Tranche A Commitment and Tranche B Commitment.

“Agreement” means this Amended and Restated Funds at Lloyd’s Letter of Credit Agreement.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4; provided, however, that (a) for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.23, such term shall mean generally accepted accounting principles as in effect on the Amendment Effective Date, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.4 and (b) for purposes of the financial statements required under Sections 6.1(f) and (g), such term shall mean the generally accepted accounting principles as in effect from time to time in the United Kingdom.

“A.M. Best Rating” means, as to any insurance company, its financial strength rating assigned by The A.M. Best Company, Inc.

“Amendment Effective Date” means November 7, 2016.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its

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jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Corruption Laws” is defined in Section 5.28.

“Anti-Terrorism Laws” is defined in Section 5.27.

“Applicable Letter of Credit Fee Rate” means, at any time, the per annum rate at which Letter of Credit Fees are accruing on the Letters of Credit at such time as set forth below:

Applicable Letter of Credit Fee Rate	A+ Financial Strength Rating of Navigators	A Financial Strength Rating of Navigators	A- or below Financial Strength Rating of Navigators or no Financial Strength Rating
Adjusted Primary FAL < 75% of the aggregate stated amount of outstanding Letters of Credit	1.15%	1.35%	1.60%
Adjusted Primary FAL ≥ 75% but < 100% of the aggregate stated amount of outstanding Letters of Credit	1.05%	1.25%	1.50%
Adjusted Primary FAL ≥ 100% of the aggregate stated amount of outstanding Letters of Credit	0.95%	1.15%	1.40%

The Adjusted Primary FAL on any date shall be based on the most recently delivered Compliance Certificate delivered pursuant to Section 6.1(i); provided, however that if a Compliance Certificate has not been delivered when required pursuant to Section 6.1(i), the Adjusted Primary FAL shall be deemed to be less than 75% until such Compliance Certificate has been delivered.  The Financial Strength Rating on any day shall be based on Navigator’s then-current A.M. Best Rating and S&P Rating; provided that if the A.M. Best Rating and the S&P Rating are not the same, the better Rating shall apply except that if the Ratings differ by more than one level than the level above the lower Rating shall apply.  The Rating in effect on

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any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time Navigators has only an A.M. Best Rating or a S&P Rating, the Letter of Credit Fee Rate shall be determined based on the current A.M. Best Rating or S&P Rating, as the case may be.

Notwithstanding the foregoing, (i) in the event the Borrower has posted Collateral (other than Collateral which has been posted pursuant to Section 2.9), the Applicable Letter of Credit Fee Rate shall be (x) with respect to an amount of the outstanding Letters of Credit supported by Eligible Collateral, 0.50%, and (y) with respect to the remaining amount of outstanding Letters of Credit, the rate then in effect pursuant to the table above, (ii) in the event the Borrower has posted Collateral pursuant to Sections 2.9(c), (d), (e) or (f), the Applicable Letter of Credit Fee Rate shall be (x) with respect to an amount of the outstanding Letters of Credit supported by Eligible Collateral, 0.70%, and (y) with respect to the remaining amount of outstanding Letters of Credit, the rate then in effect pursuant to the table above, and (iii) in the event that an Event of Default has occurred and is continuing, the Applicable Letter of Credit Fee shall be the Default Rate.

“Applicable Percentage” means with respect to any Lender at any time, (i) in connection with the Tranche A Commitment, the percentage (carried out to the ninth decimal place) of the Tranche A Commitments represented by such Lender’s Tranche A Commitment at such time, (ii) in connection with the Tranche B Commitment, the percentage (carried out to the ninth decimal place) of the Tranche B Commitments represented by such Lender’s Tranche B Commitment at such time and (iii) in all other cases, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Tranche A Commitment and Tranche B Commitment at such time.  If the Aggregate Commitments of each Lender to issue Letters of Credit have been terminated pursuant to Section 8.1 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the percentage such Lender’s Letter of Credit Obligations are of all Letter of Credit Obligations.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 or in the Notice of Assignment pursuant to which such Lender becomes a party hereto, as applicable.  The Applicable Percentage “of” a particular amount may also refer to the value obtained by multiplying the Applicable Percentage times such amount.

“Applicable Unused Fee Rate” means 0.375%.

“Approved Reinsurer” means a reinsurer which satisfies the criteria set forth in the Reinsurance Guidelines for entering into reinsurance or retrocession agreements with the Borrower and its Insurance Subsidiaries

“Arranger” means ING Bank N.V., London Branch and its successors.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the president, chief financial officer or treasurer of the Borrower, acting singly.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time and any successor thereto or replacement therefor which may be hereafter enacted.

“Basel III” means (a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;  (b) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

“Borrower” means The Navigators Group, Inc., a Delaware corporation and its successors and assigns.

“Borrowing Base” means on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D with such changes therein as the Administrative Agent may reasonably request from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York and London for the conduct of substantially all of their commercial lending activities.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P1 or

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better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000.

“Change” is defined in Section 3.2.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of (i) 20% or more of the outstanding shares of voting stock of the Borrower or (ii) if less, a percentage of such stock, greater than the percentage owned by members of the Terence Deeks Family, or (b) the members of the Terence Deeks Family shall cease to own, in the aggregate, free and clear of all Liens and other encumbrances, at least 10% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time, and the Treasury Regulations promulgated thereunder.

“Collateral” means any property or asset in which the Borrower has granted a security interest to the Administrative Agent or the Security Trustee for the benefit of the Secured Parties.

“Collateral Account” means each of (a) the UK Collateral Account, (b) account number 6255582 titled “ Navigators Group – Securities” and account number 6255590 titled
“Navigators Group – Cash”, in each case held at Brown Brothers & Harriman & Co.
and (c) any other “demand deposit account” or “securities account” (as such terms are defined in the UCC) maintained by the Administrative Agent or any Financial Intermediary which is subject to a Control Agreement into which Eligible Collateral is deposited from time to time pursuant to the terms of this Agreement.  Each Collateral Account and the related Eligible Collateral shall be subject to documentation satisfactory to the Administrative Agent and the taking of all steps required to give the Administrative Agent a perfected security interest in such Collateral Account and the Eligible Collateral therein.  Once opened a Collateral Account can only be closed with the consent of the Administrative Agent.

“Collateralization Event” means the occurrence of any of (a) an Event of Default or (b) any of the events set forth in Sections 2.9(c) through (f).

“Collateral Excess” is defined in Section 2.10(d).

“Collateral Shortfall” is defined in Section 2.10(a).

“Collateral Value” means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral in all Collateral Accounts.

“Commitment” means, for each Lender, the amount set forth on Schedule 1 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.

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“Compliance Certificate” means a certificate substantially in the form of Exhibit A with such changes therein as may be satisfactory to the Administrative Agent.

“Condemnation” is defined in Section 7.8.

“Confirmation of Primary FAL” means the letter substantially in the form of Exhibit I

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis for such period, all as determined in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means, for any period, the sum of the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis for such period, all as determined in accordance with Agreement Accounting Principles (excluding the effect of any unrealized gain or loss reported under Statement of Financial Accounting Standards No. 115).

“Consolidated Person” means, for the taxable year of reference, each Person which is a member of the affiliated group of the Borrower if Consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which the Borrower is a member for state income tax purposes.

“Consolidated Subsidiaries” means all Subsidiaries of the Borrower which should be included in the Borrower’s consolidated financial statements, all as determined in accordance with Agreement Accounting Principles.

“Consolidated Tangible Net Worth means Consolidated Net Worth minus Consolidated Total Intangible Assets.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis as of such time, all as determined in accordance with Agreement Accounting Principles.

“Consolidated Total Intangible Assets” means, at any time, the total intangible assets of the Borrower and its Consolidated Subsidiaries calculated on a consolidated basis as of such time including, but not limited to, goodwill, patents, trademarks, tradenames, copyrights and franchises and excluding deferred policy acquisition costs.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take‑or‑pay

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contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.  The term “Contingent Obligation” shall not include (a) the obligations of any Insurance Subsidiary arising under any insurance policy or reinsurance agreement entered into in the ordinary course of business or (b) operating leases.

“Control Agreement” means (a) the Deposit Account Control Agreement dated as of March 28, 2011 among the Administrative Agent, the Borrower and Brown Brothers Harriman & Co. attached hereto as Exhibit J-1, (b) the Securities Account Control Agreement dated as of March 28, 2011 among the Administrative Agent, the Borrower and Brown Brothers Harriman & Co. attached hereto as Exhibit J-2, and (c)  any other agreement (in form and substance acceptable to the Administrative Agent) among the Borrower, the applicable Financial Institution and the Administrative Agent with respect to any “deposit account” or “securities account” (as such terms are defined in the UCC) of the Borrower pursuant to which the Administrative Agent has “control” (as such term is defined in the UCC).

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion Differential” is defined in Section 2.9(b).

“Conversion Rate” means the spot rate of exchange between Dollars and Pounds as determined by the Administrative Agent on the Reuters WRLD Page as of the time of determination on such date.  In the event that such rate does not appear on any Reuters WRLD Page, the exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such exchange rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in London at or about such time between Dollars and Pounds for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Corporate Member” means Navigators Corporate Underwriters Limited, which entity is a corporate name with limited liability at Lloyd’s of London and a Wholly-Owned Subsidiary of the Borrower.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms.

“Default” means an event described in Article VII.

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“Default Rate” means as of any day (a) with respect to fees payable under Section 2.8, an amount equal to the Applicable Letter of Credit Rate or the Applicable Unused Fee Rate, as the case may be, plus 2% and (b) with respect to Reimbursement Obligations and all other Obligations, an amount equal to the Eurocurrency Rate plus 2%.

“Defaulting Lender” means any Lender that (i) has not funded such Lender’s Applicable Percentage of the amount of any draw under a Letter of Credit within three (3) Business Days after the date due therefor in accordance with Section 2.4(b), (ii) has notified the Borrower or the Administrative Agent, or has made a public statement to the effect, that it does not intend to comply with (x) its obligations under Section 2.1 (unless such notice or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to issue a Letter of Credit under this Agreement cannot be satisfied) or its obligations under Section 2.4(b) or generally under other agreements in which it commits to extend credit,  (iii) becomes the subject of a Bail-In Action or (iv) is the subject of a bankruptcy, insolvency or similar receivership proceeding;  provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or  in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defeased Indebtedness” means Indebtedness which has been defeased or for which an amount has been deposited in a sinking fund, a redemption fund or an escrow account for the sole purpose of repaying such Indebtedness on or before the due date thereof.

“Department” is defined in Section 5.5.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Drawing Request” is defined in Section 2.4(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union from time to time, Iceland, Liechtenstein, Norway and any other country that the Lenders (acting reasonably) consider to be an EEA Member Country.

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“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral” means (a) obligations of, or fully guaranteed by, the United States of America and UK Gilts, (b) commercial paper rated A-1 or better by S&P or P1 or better by Moody’s, (c) cash and (d) certificates of deposit issued by and time deposits with commercial banks organized in a country which is a member of the Organization of Economic Co-operation and Development which (i) are rated of AA- or better from S&P or Aa3 or better from Moody’s and (ii) have a maturity of not more than two years; provided that all Eligible Collateral must be  denominated in Dollars or Pounds.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for the relevant currency  having a maturity of a one month period, on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters at 11:00 A.M. (London time) two Business Days prior to the first day of such applicable period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate or another method of determination after consultation with the Borrower and (ii) in either case if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its overall net income by (i) the United States of America, or (ii) the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent or other recipient is incorporated or organized, or (iii) the jurisdiction (or any political subdivision thereof) in which the Administrative Agent’s or such Lender’s or such other recipient's principal executive office or, in the case of any Lender, in which such Lender’s

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applicable Lending Installation, is located, or, in the case of a jurisdiction (or any political subdivision thereof) that imposes taxes on the basis of management or control or other concept or principle of residence, the jurisdiction (or any political subdivision thereof) in which such Lender or the Administrative Agent or other recipient is so resident, (b) taxes imposed by reason of any present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) imposing such taxes, other than solely as a result of the execution and delivery of this Agreement or the performance of any action provided for hereunder, (c) any branch profits taxes imposed by the United States of America, (d) any backup withholding tax imposed by the United States of America or any similar taxes imposed by any other jurisdiction (other than backup withholding tax imposed on the Administrative Agent in such capacity), (e) in the case of a Non-U.S. Lender, any U.S. Federal withholding taxes (i) resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new Lending Installation), except to the extent that such Non-U.S. Lender was entitled, at the time of designation of a new Lending Installation, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.3(a), or (ii) attributable to such Non-U.S. Lender's failure to comply with Section 3.3(e) (including as a result of any inaccurate or incomplete documentation), and (f) any taxes imposed on any “withholdable payment” payable to a Non-U.S. Lender as a result of its failure to comply with the applicable requirements of FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” has the meaning assigned thereto in the recitals.

“Existing Letters of Credit” means the Letters of Credit outstanding under the Existing Credit Agreement on the Closing Date as shown on Schedule 1.2 which Existing Letters of Credit shall be a Tranche A Letter of Credit or Tranche B Letter of Credit as indicated on such Schedule.

“Existing Lines of Business” is defined in Section 5.23.

“Expiry Notice” means written notice from the Letter of Credit Agent to the beneficiary of any Letter of Credit stating that such Letter of Credit shall expire four (4) years from the date of such notice.

“Facility Documents” means this Agreement, the Security Documents, the Control Agreements, the Letter of Credit Applications and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Administrative Agent or any Lender as each such Facility Document may be amended, modified or restated and in effect from time to time.

“Fair Market Value” means (a) with respect to any Eligible Collateral described in clauses (a) or (b) of the definition thereof, the closing price for such security on Bloomberg, Inc. or, if Bloomberg, Inc. is not available, another quotation service reasonably acceptable to the Administrative Agent, and (b) with respect to any Eligible Collateral described in clauses (c) or

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(d) of the definition thereof, the amounts thereof.  Fair Market Value of non-Dollar denominated Eligible Collateral shall be determined in accordance with Section 2.2(a).

“FATCA” means:

(a)Sections 1471 to 1474 of the Code  (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any associated regulations or other official guidance or interpretations thereof;

(b)any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Facility Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” is defined in Section 9.4.

“Financial Institution” means the Securities Intermediary or Account Bank, as applicable, with respect to any Collateral Account.

“Fiscal Quarter” means one of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period commencing on January 1 and ending December 31 of each year.

“Fixed Charge” means (a) the Deed of Charge dated March 28, 2011 among the Borrower, the Administrative Agent, the Security Trustee and the other parties thereto and the Deed of Consent and Confirmation dated among the Borrower, The Administrative Agent and the Security Trustee attached hereto as Exhibit F and (b) any other debenture, deed or charge or other document which the Administrative Agent and the Borrower may enter into with respect to Collateral located in the United Kingdom.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal and any board of insurance, insurance department or insurance commissioner) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and

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any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Honor Date” is defined in Section 2.4(a).

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) actual and contingent reimbursement obligations in respect of letters of credit, (i) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (j) any liability under any financing lease or so-called “synthetic lease” transaction entered into by such Person and (k) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person.

“ING Bilateral Facility” means that Funds at Lloyd’s Letter of Credit Agreement, dated as of November 20, 2015, between The Navigators Group, Inc., as Borrower, and ING Bank N.V., London Branch, as Letter of Credit Issuer, as such agreement may be amended, restated or otherwise modified from time to time.

“Insurance Subsidiary” means each of Navigators, NSIC and any other United States domestic Subsidiary acquired or formed after the Amendment Effective Date which is an insurer or is authorized to act as an insurer.  For the avoidance of doubt, Navigators Management Company, Inc. is not a Insurance Subsidiary.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, membership interests, notes, debentures or other securities owned by such Person, (c) any deposit accounts and certificate of deposit owned by such Person and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Issuance Request” is defined in Section 2.5.

“Issue Date” means a date on which a Letter of Credit is issued hereunder.

“Lender Affiliates” means, with respect to any Lender or the Administrative Agent, such Person’s Lending Installation, its Subsidiaries, its holding company and Subsidiaries of its holding company.

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“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent.

“Letter of Credit” means (a) the Existing Letters of Credit and (b) any letter of credit issued pursuant to Article II and shall include all of the Tranche A Letters of Credit and the Tranche B Letters of Credit.  Each Letter of Credit shall be substantially in the form of Exhibit G.

“Letter of Credit Advance Date” is defined in Section 2.4(b).

“Letter of Credit Agent” means ING Bank N.V. located at 8-10 Moorgate, London  EC2R 6DA, as Letter of Credit Agent for the Lenders, together with any replacement Letter of Credit Agent arising under Article X.

“Letter of Credit Application” means “a letter of credit application substantially in the form of Exhibit C or such other form as the Letter of Credit Agent may from time to time employ in the ordinary course of business.

“Letter of Credit Availability Termination Date” means July 31, 2018 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Letter of Credit Fee” means the letter of credit fees payable pursuant to Section 2.8(b).

“Letter of Credit Obligations” means, at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Letters of Credit.

“Leverage Ratio” means, at any time, the ratio of (a) the consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries (with respect to letters of credit obligations, only unreimbursed drawings shall be included) at such time to (b) the sum of (i) the consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries (with respect to letters of credit obligations, only unreimbursed drawings shall be included) plus (ii) Consolidated Net Worth at such time.

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including,

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without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Lloyd’s” means The Society and Council of Lloyd’s.

“Lloyd’s Approved Bank” means any bank approved by Lloyd’s to provide Funds at Lloyd’s letters of credit.

“Lloyd’s Comfort Letter” means a letter substantially in the form of Exhibit H.

“Loss Reserves” means, with respect to any Insurance Subsidiary at any time, the sum of (a) all losses, including incurred losses of such Insurance Subsidiary at such time shown on page 3, line 1 of the Annual Statement of such Insurance Subsidiary plus (b) all loss adjustment expenses of such Insurance Subsidiary at such time shown on page 3, line 3 of the Annual Statement of such Insurance Subsidiary, as determined in accordance with SAP.

“Managing Agent” means Navigators Underwriting Agency Limited, a company organized under the laws of England and Wales.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of any of (i) the Borrower or (ii) the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Facility Documents, or (c) the validity or enforceability of any of the Facility Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.  Any current examination by the Internal Revenue Service with respect to the Borrower’s Plans will not constitute a Material Adverse Effect;  provided, however, a Material Adverse Effect may result from any payments made or Plan changes required as a result of such audit.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a Plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Navigators” means Navigators Insurance Company, a New York corporation.

“NFS Deficiency” is defined in Section 2.9(e).

“Non-U.S. Lender” is defined in Section 3.3(e).

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“Notice of Assignment” is defined in Section 12.3(b).

“NSIC” means Navigators Specialty Insurance Company, a New York corporation.

“Obligations” means the Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the Letter of Credit Agent or any indemnified party hereunder arising under any of the Facility Documents.

“OFAC” is defined in Section 5.29.

“Other Taxes” is defined in Section 3.3(b).

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(a).

“PATRIOT ACT” is defined in Section 9.14.

“Payment Date” means the first day of each April, July, October and January.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pounds” and the sign “£” mean lawful money of the United Kingdom.

“Primary FAL” means funds at Lloyd’s in the form of (i) cash and/or investment assets held directly at Lloyd’s and/or (ii) collateralised letters of credit (other than Letters of Credit issued under this Agreement), which will be immediately available to cover losses in the Supported Syndicate and which will be utilised ahead of the Letters of Credit issued hereunder in the event that the Lloyd’s is required to draw on the funds at Lloyd’s of the Supported Syndicate.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3(a).

“RDS” means realistic disaster scenarios as such term is used by Lloyd’s and in respect of which, pursuant to Lloyd’s rules, the Managing Agent is obligated to prepare and submit to Lloyd’s a report.

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“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor thereto or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve Systems from time to time in effect and shall include any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

“Reimbursement Obligations” means, at any time, the aggregate (without duplication) of the Obligations of the Borrower to the Lenders and/or the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders and/or the Administrative Agent under or in respect of draws made under the Letters of Credit.

“Reinsurance Guidelines” is defined in Section 6.21(c).

“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Amount” means the aggregate amount required to be deposited and held in Collateral Accounts pursuant to Sections 2.9 and 8.1 hereof.

“Required Lenders” means Lenders in the aggregate having at least 66⅔% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, the aggregate amount of the outstanding Letter of Credit Obligations; provided, however, the Aggregate

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Commitment or outstanding Letter of Credit Obligations of any Defaulting Lender shall be deemed to be zero.

“Restricted Person” is defined in Section 5.29.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or any successor thereto.

“S&P Rating” means, as to any insurance company, its financial strength rating assigned by S&P.

“Sanctions” means all economic or financial trade embargoes or sanctions imposed, administered or enforced by (a) the U. S. Government, including those administered by OFAC, (b) the U.S. Department of State, (c) the United Nations Security Council, (d) the European Union, (e) Her Majesty’s Treasury, (f) any other sanctions authority that has jurisdictional authority over the Borrower or any of its Subsidiaries or (g) any other sanctions authority that has jurisdictional authority over a Lender, so long as such Lender has advised the Borrower of same.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person in effect from time to time, applied in a manner consistent with those used in preparing the Statutory Financial Statements referred to in Section 5.5.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC Reports” means the reports filed by the Borrower with the Securities and Exchange Commission on Form 8-K, Form 10-Q or Form 10-K.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” means the Administrative Agent, the Letter of Credit Agent, the Security Trustee under each Fixed Charge and the Lenders.

“Security Agreement” means (a) the security agreement dated as of March 28, 2011 between the Borrower and the Administrative Agent attached hereto as Exhibit E and (b) any other security agreement or other document which may be entered into by the Administrative Agent and the Borrower with respect to the Collateral located in the United States.

“Security Documents” means each Security Agreement, each Control Agreement and each Fixed Charge.

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“Security Trustee” means ING Bank N.V., London Branch, as security trustee for the Secured Parties and appointed under the Fixed Charges together with any successor appointed pursuant to the terms thereof.

“Securities Intermediary” means any “securities intermediary” within the meaning of Section 8.102(a)(14) of the UCC at which any securities account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.

“Significant Insurance Subsidiary” means a Significant Subsidiary which is a Insurance Subsidiary.  For the avoidance of doubt, Navigators Management Company, Inc. shall not be a Significant Insurance Subsidiary.

“Significant Subsidiary” means, at any time, a direct United States domestic Subsidiary of the Borrower the assets of which are greater than or equal to five percent (5%) of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvency Surplus” means the solvency surplus, if any,  on any open years of account for the Supported Syndicate, as reported in the solvency statements prepared by Lloyd’s.

“Statutory Financial Statements” is defined in Section 5.5.

“Statutory Surplus” means, with respect to any Insurance Subsidiary at any time, the statutory capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP (“Liabilities, Surplus and Other Funds” statement, page 3, line 35 of the Annual Statement).

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Consolidated Subsidiaries, Property which (a) represents more than 10% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the end of the quarter next preceding the date on which such determination is made or (b) is responsible for more than 10% of the consolidated premiums or of the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.

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“Supported Syndicate” means Lloyd’s Syndicate 1221 underwriting insurance business at Lloyd’s through the Managing Agent.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Terence Deeks Family” means, collectively, Terence N. Deeks; his spouse; any natural person who is a lineal descendant of Terence N. Deeks; the spouse, children, or grandchildren of any such natural person; any trust of which any of the foregoing is or are the sole beneficiary or beneficiaries; or the estate, executor, administrator, or legal guardian of any of the foregoing.

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Tranche A Commitment” means, as to any Lender, the commitment of such Lender pursuant to Section 2.1(a) to issue Tranche A Letters of Credit for the Borrower in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial amount of the Tranche A Commitment of each Lender is set forth on Schedule 1.

“Tranche A L/C Obligations” means, at any time, the Letter of Credit Obligations with respect to Tranche A Letters of Credit.

“Tranche A Letter of Credit” means a Letter of Credit issued pursuant to the Tranche A Commitment.

“Tranche B Commitment” means, as to any Lender, the commitment of such Lender pursuant to Section 2.1(b) to issue Tranche B Letters of Credit for the Borrower in an aggregate principal amount at any one time outstanding not to exceed the Pound amount set forth opposite such Lender’s name on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial amount of the Tranche B Commitment of each Lender is set forth on Schedule 1.

“Tranche B L/C Obligations” means, at any time, the Letter of Credit Obligations with respect to Tranche B Letters of Credit.

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“Tranche B Letter of Credit” means a Letter of Credit issued pursuant to the Tranche A Commitment.

“Transferee” is defined in Section 12.4.

“Total Investment Portfolio” means, as of any date, the “Total Investments and Cash” of the Borrower and its Consolidated Subsidiaries as shown on the Borrower’s financial statements.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or the State of Delaware, as applicable, from time to time.

“UK Collateral Account” means account nos. ending 20505406 and 20505305 and each other account held at ING Bank N.V., London Branch, and subject to a Fixed Charge.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unreimbursed Amount” is defined in Section 2.4(b).

“Unused Fees” means the fees payable pursuant to Section 2.8(a).

“Wholly‑Owned Subsidiary” of a Person means (a) any Subsidiary all (or, in the case of Navigators N.V., all but one) of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

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ARTICLE II

THE LETTER OF CREDIT FACILITY

2.1Issuance of Letters of Credit.

(a)Tranche A Letters of Credit.  From and after the date hereof to but excluding the Letter of Credit Availability Termination Date, each Lender severally agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of the Borrower, such Lender’s Applicable Percentage of the Tranche A Commitment, one or more Tranche A Letters of Credit denominated in Dollars for the account of the Borrower to support the obligations of the Corporate Member with respect to the Supported Syndicate and to increase the stated amount of any Tranche A Letters of Credit issued hereunder;  provided, however, that no Lender shall be under any obligation to issue or increase, and the Letter of Credit Agent shall not issue or increase, any Tranche A Letter of Credit if: (i) the expiry date of such Tranche A Letter of Credit would be after December 31, 2021, (ii) any order, judgment or decree of any Governmental Authority or other regulatory body with jurisdiction over any Lender shall purport by its terms to enjoin or restrain any Lender from issuing or increasing such Tranche A Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Authority or other regulatory body with jurisdiction over any Lender prohibit, or request that any Lender refrain from, the issuance of Tranche A Letters of Credit in particular or shall impose upon any Lender with respect to any Tranche A Letter of Credit any restriction or reserve or capital requirement (for which such Lender is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to such Lender as of the date of this Agreement and which such Lender in good faith deems material to it, (iii) one or more of the conditions to such issuance or increase contained in Section 4.2 is not then satisfied; (iv) after giving effect to such issuance or increase, any Lender’s aggregate outstanding amount of the Tranche A L/C Obligations would exceed such Lender’s Tranche A Commitment; or (v) there is a Defaulting Lender.

(b)Tranche B Letters of Credit.  From and after the date hereof to but excluding the Letter of Credit Availability Termination Date, each Lender severally agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of the Borrower, such Lender’s Applicable Percentage of the Tranche B Commitment, one or more Tranche B Letters of Credit denominated in Pounds for the account of the Borrower to support the obligations of the Corporate Member with respect to the Supported Syndicate and to increase the stated amount of any Tranche B Letters of Credit issued hereunder;  provided, however, that no Lender shall be under any obligation to issue or increase, and the Letter of Credit Agent shall not issue or increase, any Tranche B Letter of Credit if: (i) the expiry date of such Tranche B Letter of Credit would be after December 31, 2021, (ii) any order, judgment or decree of any Governmental Authority or other regulatory body with jurisdiction over any Lender shall purport by its terms to enjoin or restrain any Lender from issuing or increasing such Tranche B Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Authority or

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other regulatory body with jurisdiction over any Lender prohibit, or request that any Lender refrain from, the issuance of Tranche B Letters of Credit in particular or shall impose upon any Lender with respect to any Tranche B Letter of Credit any restriction or reserve or capital requirement (for which such Lender is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to such Lender as of the date of this Agreement and which such Lender in good faith deems material to it, (iii) one or more of the conditions to such issuance or increase contained in Section 4.2 is not then satisfied; (iv) after giving effect to such issuance or increase, any Lender’s aggregate outstanding amount of the Tranche B L/C Obligations would exceed such Lender’s Tranche B Commitment; or (v) there is a Defaulting Lender.

(c)In no event shall the expiration date of any Letter of Credit or the date for payment of any draft presented thereunder and accepted by the Lender, be later than the earlier of (A) December 31, 2021 or (B) four (4) years after the date of the related Expiry Notice.  The Letter of Credit Agent shall not issue a Letter of Credit except with Lloyd’s as the beneficiary thereof.  The Letter of Credit Agent shall not (x) permit the renewal or extension of any Letter of Credit at any time (A) during the continuation of a Default or Unmatured Default or (B) after December 31, 2017 or (y) permit the increase of any Letter of Credit  at any time (A) during the continuation of a Default or Unmatured Default or (B) after the Letter of Credit Availability Termination Date.

(d)If it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to maintain or to allow to remain outstanding any Letter of Credit: (i) such Lender shall notify the Borrower and the Letter of Credit Agent and shall not thereafter be obliged to issue any Letter of Credit; and(ii) if such Lender so requires, the Borrower shall on such date as such Lender specifies to the Borrower and the Letter of Credit Agent which, if allowed by law, is on no less than 30 days’ notice, ensure that the Letter of Credit Obligations of such Lender under or in respect of each outstanding Letter of Credit are reduced to zero or repaid in full.

(e)The Letter of Credit Agent (i) shall issue an Expiry Notice no later than December 31, 2017 for outstanding Letters of Credit and (ii) may, and upon the request of the Required Lenders shall, issue an Expiry Notice when a Default has occurred and is continuing; provided, however, that upon the occurrence of an Unmatured Default pursuant to Sections 7.6 and 7.7, the Letter of Credit Agent shall immediately issue an Expiry Notice.

(f)At the request of the Borrower, Letters of Credit may be issued with the Corporate Member as a co-applicant, so long as the Borrower is also a co-applicant under the applicable Letter of Credit Application.  The fact that the Corporate Member is an applicant shall not affect the obligations of the Borrower with respect to such Letters of Credit hereunder or under any Facility Document in any way.  Any Letter of Credit Application for a Letter of Credit with respect to which the Corporate Member is a co-applicant shall include language substantially similar to that set forth in Exhibit C or otherwise acceptable to the Letter of Credit Agent.

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(g)Each Lender’s obligation to pay its Applicable Percentage of all draws under the Letters of Credit, absent gross negligence or willful misconduct by Letter of Credit Agent in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

(h)On and after the Closing Date, the Existing Letters of Credit shall be deemed to be Tranche A Letters of Credit or Tranche B Letters of Credit as indicated on Schedule 1.2, issued under this Agreement for all purposes, including for purposes of the fees to be collected pursuant to Section 2. 8.

2.2Conversion Principles.

(a)For purposes of determining the (i) Collateral Value as of any date, (ii) Fair Market Value on any date or  (iii) Required Amount on any date,   Eligible Collateral and Letter of Credit Obligations denominated in Pounds will be converted to Dollars at the Conversion Rate as of the date of determination (and in the event of a disagreement as to such Fair Market Value between the Borrower and the Administrative Agent, the determination of the Administrative Agent shall control).

(b)For purposes of determining a Lender’s Applicable Percentage of the Aggregate Commitment, the Tranche B Commitment or, if the Tranche B Commitment has been terminated,  the Tranche B L/C Obligations,  shall be converted to
Dollars at the Conversion Rate as of the date of determination.

2.3Reductions in Commitments.  (a) The Borrower may permanently reduce the Tranche A Commitment or the Tranche B Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five (5) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of such reduction; provided, however, that (i) the amount of the Tranche A Commitment may not be reduced below the aggregate amount of the outstanding Tranche A L/C Obligations and (ii) the amount of the Tranche B Commitment may not be reduced below the aggregate amount of the outstanding Tranche B L/C Obligations.

2.4Reimbursement Obligations.  (a) Upon receipt from the beneficiary of any Letter of Credit or any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Letter of Credit Agent shall notify the Administrative Agent and the Borrower of the receipt of such Drawing Request and of the date the Letter of Credit Agent will honor such request (each such date, an “Honor Date”).  Not later than 10:00 a.m. (London time) on such Honor Date or the following Business Day in the event that the Borrower shall not have received at least twenty-four hours notice of such Honor Date, the Borrower shall provide the Letter of Credit Agent the amount of the Drawing Request in the currency in which the applicable Letter of Credit was issued.  Any notice given by the Letter of Credit Agent or the Administrative Agent pursuant to this Section 2.4(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(b)(i) With respect to any Drawing Request, if funds are not received by the Letter of Credit Agent from the Borrower prior to 11:00 a.m. (London time) on the Honor Date or the following Business Day in the event that the Borrower shall not have received at least twenty-four hours notice of such Honor Date in the amount and currency of such Drawing Request, the Administrative Agent shall promptly notify each Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage of such Unreimbursed Amount.  Each Lender shall make funds available in the applicable currency to the Letter of Credit Agent in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (London time) on the Business Day specified in such notice by the Administrative Agent (the “Letter of Credit Advance Date”).  To the extent that funds are received by the Letter of Credit Agent from the Lenders prior to 2:00 p.m. (London time) on the Letter of Credit Advance Date, the Letter of Credit Agent shall promptly make such funds available to the beneficiary of such Letter of Credit on such date.  To the extent that the Letter of Credit Agent has not delivered funds to any beneficiary of a Letter of Credit on behalf of a Lender on the Letter of Credit Advance Date, if funds are received by the Letter of Credit Agent from such Lender: (i) after 2:00 p.m. (London time) on the Letter of Credit Advance Date, the Letter of Credit Agent shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. (London time) on any Business Day after the Letter of Credit Advance Date, the Letter of Credit Agent shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. (London time) on any Business Day after the Letter of Credit Advance Date, the Letter of Credit Agent shall make those funds available to such beneficiary on the next Business Day following such Business Day.

(ii) Notwithstanding any provisions to the contrary in any Letter of Credit Application, the Borrower agrees to pay the Letter of Credit Agent for the benefit of the Lenders no later than the time specified in this Agreement.

(iii)With respect to any Unreimbursed Amount, the Borrower shall have a Reimbursement Obligation in the amount of the Unreimbursed Amount from the Lenders to the extent that they have provided funds with respect to such Letter of Credit pursuant to Section 2.4(b)(i).  Reimbursement Obligations shall be due and payable in the applicable currency on demand (together with interest) and shall bear interest at the Default Rate.  Any payment by the Borrower in respect of such Reimbursement Obligation shall be made to the Administrative Agent and upon receipt applied by the Administrative Agent in accordance with Section 2.4(c).

(c)At any time after the Letter of Credit Agent has made a payment under any Letter of Credit and has received from any Lender such Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 2.4(b), if the Letter of Credit Agent or Administrative Agent receives any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof

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in the same funds as those received by the Letter of Credit Agent or the Administrative Agent, as the case may be.

(d)If any payment received by the Letter of Credit Agent or the Administrative Agent pursuant to Section 2.4(b) (including any payment under Article XI) and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Letter of Credit Agent, the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then (x) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (y) each Lender shall pay to the Letter of Credit Agent or the Administrative Agent, as applicable, its Applicable Percentage thereof on demand of the Letter of Credit Agent or the Administrative Agent, as applicable, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Eurocurrency Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.5Procedure for Issuance. (a)  Prior to the issuance of each new Letter of Credit and as a condition of such issuance, the Borrower shall deliver to the Letter of Credit Agent a Letter of Credit Application signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Letter of Credit Agent.  Each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Letter of Credit Agent by telecopy, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter.  The documents so delivered shall be in compliance with the requirements set forth in Section 2.1(c), and shall specify therein (a) the stated amount of the Letter of Credit requested, (b) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day, (c) whether the Letter of Credit is to be a Tranche A Letter of Credit or a Tranche B Letter of Credit and (d) the aggregate amount of Tranche A L/C Obligations or Tranche B L/C Obligations, as applicable, which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance.  The delivery of the foregoing documents and information shall constitute an “Issuance Request” for purposes of this Agreement.  Subject to the terms and conditions of Section 2.1 and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, the Letter of Credit Agent (on behalf of the Lenders) shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Agent’s usual and customary business practices.  In addition, any amendment of an existing Letter of Credit shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements set forth above.  The Administrative Agent shall give the Lenders prompt written notice of the issuance of any Letter of Credit.

(b)The Letter of Credit Agent is hereby authorized to execute and deliver each Letter of Credit and each amendment to a Letter of Credit on behalf of each Lender.  The Letter of Credit Agent shall use the Applicable Percentage of each Lender under

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each Letter of Credit as its “Commitment”.  The Letter of Credit Agent shall not amend any Letter of Credit to change the “Commitment” of a Lender or add or delete a Lender liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 12.3.  Each Lender hereby irrevocably constitutes and appoints the Letter of Credit Agent its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the Letter of Credit Agent to issue, execute and deliver, as the case may be, each Letter of Credit and each amendment to a Letter of Credit and to carry out the purposes of this Agreement with respect to Letters of Credit.  Upon request, each Lender shall execute such powers of attorney or other documents as any beneficiary of any Letter of Credit may reasonably request to evidence the authority of the Letter of Credit Agent to execute and deliver such Letter of Credit and any amendment or other modification thereto on behalf of the Lenders.

(c)The Letter of Credit Agent shall act on behalf of the Lenders with respect to any Letters of Credit and the documents associated therewith, and the Letter of Credit Agent shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the Letter of Credit Agent in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X includes the Letter of Credit Agent as with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Agent.

2.6Nature of the Agent and Lenders’ Obligations.  (a)  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Agent shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Neither the Letter of Credit Agent nor any of its respective Affiliates shall be liable to for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.

(b)As between the Borrower and the Lenders and the Letter of Credit Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit; provided, however, that the Borrower may have a claim against the Letter of Credit Agent and the Letter of Credit Agent may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by the Borrower which the Borrower proves were caused by the willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit.  In furtherance and not in limitation of the foregoing, neither the Letter of Credit Agent nor the Lenders shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any

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party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Letter of Credit Agent in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (v) errors in the interpretation of technical terms, (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit or (vii) any consequences arising from causes beyond control of the Letter of Credit Agent or the Lenders.

(c)In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Letter of Credit Agent under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Letter of Credit Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Lenders or any such Person.

(d)The Borrower agrees to pay to the Letter of Credit Agent for the benefit of the Lenders the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances:  (w) any lack of validity or enforceability of this Agreement or any of the other Facility Documents, (x) the existence of any claim, set-off, defense or other right which the Borrower or any account party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any account party and the beneficiary named in any Letter of Credit), (y) the validity, sufficiency or genuineness of any document which the Letter of Credit Agent has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

(e)Each Lender acknowledges that any Letter of Credit issued pursuant to this Agreement will be drawn by Lloyd’s ahead of any letters of credit issued pursuant to the ING Bilateral Facility.

2.7Notification of Issuance Requests.  Promptly after receipt thereof, the Letter of Credit Agent will notify each Lender of the contents of each Issuance Request received by it hereunder.

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2.8Fees, Interest and Payments Generally.

(a)Unused Fee.

(i)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender with respect to its Tranche A Commitment an Unused Fee at a rate per annum equal to the Applicable Unused Fee Rate on the daily unused portion of such Lender’s Tranche A Commitment from the last “Payment Date” under and as defined in the Existing Credit Agreement to and including the Letter of Credit Availability Termination Date, calculated with respect to actual days elapsed on the basis of a 360-day year and payable in Dollars on each Payment Date hereafter and on the Letter of Credit Availability Termination Date or, if later, upon receipt of a bill from the Administrative Agent.  During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower, declare that the Applicable Unused Fee Rate shall accrue at the Default Rate; provided, that during the continuance of a Default under Section 7.6 or 7.7, the Applicable Unused Fee Rate shall accrue at the Default Rate without any election or action on the part of the Administrative Agent or any Lender.

(ii) The Borrower agrees to pay to the Administrative Agent for the account of each Lender with respect to its Tranche B Commitment an Unused Fee at a rate per annum equal to the Applicable Unused Fee Rate on the daily unused portion of such Lender’s Tranche B Commitment from the last “Payment Date” under and as defined in the Existing Credit Agreement to and including the Letter of Credit Availability Termination Date, calculated with respect to actual days elapsed on the basis of a 365-day year and payable in Pounds on each Payment Date hereafter and on the Letter of Credit Availability Termination Date or, if later, upon receipt of a bill from the Administrative Agent.  During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower, declare that the Applicable Unused Fee Rate shall accrue at the Default Rate; provided, that during the continuance of a Default under Section 7.6 or 7.7, the Applicable Unused Fee Rate shall accrue at the Default Rate without any election or action on the part of the Administrative Agent or any Lender.

(iii)The accrued and unpaid Unused Fee due under the Existing Credit Agreement shall be paid within five (5) Business Days of the Amendment Effective Date.

(b)Letter of Credit Fee.

(i) The Borrower agrees to pay to the Administrative Agent for the pro-rata account of the Lenders in Dollars a Letter of Credit Fee with respect to each Tranche A Letter of Credit from and including the date of issuance thereof until the date such Tranche A Letter of Credit is fully drawn, canceled or expired, in an amount equal to the Applicable Letter of Credit Fee Rate on the aggregate amount from time to time available to be drawn on such Tranche A Letter of Credit, calculated with respect to actual days elapsed on the basis of a 360-day year and

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payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of such Tranche A Letter of Credit.  During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower, declare that the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate; provided, that during the continuance of a Default under Section 7.6 or 7.7, the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate without any election or action on the part of the Administrative Agent or any Lender.

(ii) The Borrower agrees to pay to the Administrative Agent for the pro-rata account of the Lenders in Pounds a Letter of Credit Fee with respect to each Tranche B Letter of Credit from and including the date of issuance thereof until the date such Tranche B Letter of Credit is fully drawn, canceled or expired, in an amount equal to the Applicable Letter of Credit Fee Rate on the aggregate amount from time to time available to be drawn on such Tranche B Letter of Credit, calculated with respect to actual days elapsed on the basis of a 365-day year and payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of such Tranche B Letter of Credit.  During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower, declare that the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate; provided, that during the continuance of a Default under Section 7.6 or 7.7, the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate without any election or action on the part of the Administrative Agent or any Lender.

(iii)The accrued and unpaid Letter of Credit Fees due under the Existing Credit Agreement shall be paid within five (5) Business Days of the Amendment Effective Date.

(c)Interest.  Interest shall be calculated on the basis of (i) a 365-day year in the case of interest on Tranche B L/C Obligations and (ii) a 360-day year in the case of interest on all other Obligations and in each case shall be payable at the time the Obligation which accrued such interest is paid and upon  demand.  Interest on Tranche A L/C Obligations shall be payable in Dollars.  Interest on Tranche B L/C Obligations shall be payable in Pounds.  Interest on all other Obligations shall be payable in Dollars.

(d)Payments Generally.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, including any reduction or withholding for taxes (except as otherwise provided in Section 3.3).   The Borrower shall make each payment hereunder on the date due in the applicable currency, in immediately available funds, to such account and at such location as the Letter of Credit Agent or Administrative Agent, as applicable, may from time to time specify.

(e)Defaulting Lender.  If at any time a Lender is a Defaulting Lender, then, to the extent permitted by applicable law (and notwithstanding any other provision of this Agreement), (i) any payment of Reimbursement Obligations with respect to Letters of

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Credit (including through sharing of payments pursuant to Section 11.2, but excluding any payment pursuant to Section 2.4(b)) shall, if the Borrower so directs at the time of making such payment, be applied first to amounts owed to Lenders other than such Defaulting Lender, as if the amount owed to such Defaulting Lender hereunder in respect of Reimbursement Obligations were zero, and then to amounts owed to such Defaulting Lender; (ii) such Defaulting Lender’s Applicable Percentage of the Letter of Credit Obligations shall be excluded for purposes of calculating Unused Fees pursuant to Section 2.8(a) in respect of each day on which such Lender is a Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Unused Fees for any such day and (iii) such Defaulting Lender’s Applicable Percentage shall be deemed to be zero for purposes of calculating Letter of Credit Fees pursuant to Section 2.8(b) in respect of each day on which such Lender is a Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Letter of Credit Fees for any such day.  Any payment made pursuant to this Section shall be taken into account for purposes of calculating the Unused Fee and Letter of Credit Fee.  The provisions of this Section 2.8(e) do not limit, but are in addition to, any other claim or right that the Borrower, the Administrative Agent, the Letter of Credit Agent or any other Lender may have against a Defaulting Lender.

2.9Collateralization Events.

(a)The Borrower agrees that, if at any time as a result of reductions in the Tranche A Commitment pursuant to Section 2.3 or otherwise the aggregate balance of the Tranche A L/C Obligations exceeds the Tranche A Commitment, the Borrower shall promptly, but in any event within five (5) Business Days, collateralize the Tranche A L/C Obligations by depositing into a Collateral Account Eligible Collateral with a Collateral Value equal to the product of one hundred and two percent (102%) of the amount as may be necessary to eliminate such excess.  The Borrower agrees that, if at any time as a result of reductions in the Tranche B Commitment pursuant to Section 2.3 or otherwise the aggregate balance of the Tranche B L/C Obligations exceeds the Tranche B Commitment, the Borrower shall promptly, but in any event within five (5) Business Days, collateralize the Tranche B L/C Obligations by depositing into a Collateral Account Eligible Collateral with a Collateral Value equal to the product of one hundred and two percent (102%) of the amount as may be necessary to eliminate such excess.

(b)Notwithstanding any other provisions of this Agreement, if at any time, after giving effect to the conversion of Pounds into Dollars as set forth in Section 2.2, the aggregate face amount of all outstanding Letters of Credit is greater than the Aggregate Commitment (the “Conversion Differential”), then the Borrower shall promptly, but in any event within five (5) Business Days, collateralize the Letter of Credit Obligations by depositing into a Collateral Account Eligible Collateral with a Collateral Value equal to the product of one hundred and two percent (102%) of the Conversion Differential.

(c)If the A.M. Best Rating or the S&P Rating of Navigators falls below “A-” the Borrower shall promptly, but in any event within five (5) Business Days, collateralize the Letter of Credit Obligations by depositing into a Collateral Account Eligible

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Collateral with a Collateral Value equal to the product of one hundred and two percent (102%) of the Letter of Credit Obligations.

(d)If the forecast underwriting losses based on mid-points stated in the Franchise Performance Management Quarterly Monitoring Returns for the Supported Syndicate exceed 20% of capacity for any year supported by a Letter of Credit, the Borrower shall promptly, but in any event within five (5) Business Days, collateralize the Letter of Credit Obligations by depositing into a Collateral Account Eligible Collateral with a Collateral Value equal to one hundred and two percent (102%) of the Letter of Credit Obligations with respect to all outstanding Letters of Credit.

(e)In the event that any net unfunded solvency deficit on any open years of account for the Supported Syndicate (as reported in the solvency statements prepared by Lloyd’s) (a “NFS Deficiency”) is not funded directly at Lloyd’s by depositing cash or similar assets into the Supported Syndicate’s personal reserves, promptly, but in any event within 10 Business Days after the Borrower has knowledge of such deficiency, the Borrower shall collateralize the Letter of Credit Obligations by depositing, into a Collateral Account, Eligible Collateral with a Collateral Value equal to the one hundred and two percent (102%) of the NFS Deficiency after giving effect to any amount funded directly at Lloyd’s as set forth above.

(f)In the event that an Expiry Notice is given with respect to any Letter of Credit, the Borrower shall, within five (5) Business Days after December 31 of the last year of account supported by the such Letter of Credit pursuant to Section 6.2, collateralize the Letter of Credit Obligation by depositing into a Collateral Account Eligible Collateral with a Collateral Value equal to one hundred and two percent (102%) of the such Letter of Credit.

(g) Upon the occurrence of an Event of Default, the Borrower shall promptly deposit in a Collateral Account Eligible Collateral with a Collateral Value equal to the product of one hundred and two percent (102%) of the aggregate undrawn face amount of all outstanding Letters of Credit and all fees and other amounts due or which may become due with respect thereto.

2.10Collateral Account.

(a)The Borrower shall at all times maintain Eligible Collateral in Collateral Accounts with a Collateral Value of not less than the Required Amount.  If at any time the Required Amount shall exceed (the amount of such excess, the “Collateral Shortfall”) the Collateral Value for three (3) consecutive Business Days, the Administrative Agent shall provide the Borrower notice, by telephone or in writing, of such Collateral Shortfall and it shall be a Default unless within three (3) Business Days of the Borrower’s receipt of such notice, no Collateral Shortfall exists as a result of (i) a change in the Collateral Value due to market fluctuations and/or (ii) a deposit by the Borrower of additional Eligible Collateral in a Collateral Account.

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(b)Eligible Collateral held in a Collateral Account (other than the UK Collateral Account) shall be invested (i) so long as no Default has occurred, at the direction of the Borrower, provided that all such Eligible Collateral must be reasonably acceptable to the Administrative Agent and otherwise permitted by this Agreement, and (ii) following the occurrence and continuation of a Default, at the direction of the Administrative Agent.  All income from such Eligible Collateral shall be retained in a Collateral Account and added to the Collateral.

(c)So long as no Default has occurred and is continuing, if at any time the Obligations become due and payable hereunder, the Borrower may request that funds in a Collateral Account be applied to the amount which is due and payable, including with respect to any Reimbursement Obligations and the Administrative Agent shall apply such funds (in the case of the UK Collateral Account) or consent to such release (in the case of any other Collateral Account) provided, in each case, after giving effect to such application the Borrower is in compliance with Section 2.10(a); provided, however, the Administrative Agent shall have the right, upon five (5) days’ prior notice to the Borrower, to apply all or any part of the Eligible Collateral held in a Collateral Account for the amount which is due and payable unless the Borrower shall object in writing and otherwise pay the amount due and payable within such five (5) day period.  Upon the occurrence and continuation of a Default, the Administrative Agent may apply (without prior notice to the Borrower) all or any part of the Eligible Collateral held in a Collateral Account pursuant to and in accordance with Section 8.4.

(d)So long as no Default or Unmatured Default under Section 7.2 has occurred, at any time the Collateral Value exceeds (the amount of such excess, the “Collateral Excess”) the Required Amount, the Borrower can request to the release of such Collateral Excess and the Administrative Agent shall release such funds from the UK Collateral or consent to such release with respect to any other Collateral Account; provided, however, upon the occurrence and continuation of a Default, the Administrative Agent shall have no obligation to release or consent to any such release and shall have sole control over any such Collateral Excess, including the application of such amount pursuant to and in accordance with Section 8.4.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection.  Without prejudice to the generality of Section 3.2, if, on or after the Amendment Effective Date, any Change affecting such Lender or any of its Lender Affiliates

(a)subjects any Lender or any of its Lender Affiliates to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its interest in the Letters of Credit,

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(b)imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or r any of its Lender Affiliates, or

(c)imposes any other condition the result of which is to increase the cost to any Lender or any of its Lender Affiliates of making, funding or issuing Letters of Credit or reduces any amount receivable by any Lender or any applicable Lender Affiliate in connection with any Letter of Credit, or requires any Lender or any applicable Lender Affiliate to make any payment calculated by reference to the amount of Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lender Affiliate of making or maintaining its Commitment or its interest in the Letters of Credit or to reduce the return received by such Lender or applicable Lender Affiliate in connection with such Commitment or interest in Letters of Credit, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2Changes in Capital Adequacy Regulations.  If any Lender determines that any Change affecting such Lender or any of its Lender Affiliates, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of any of its Lender Affiliates, if any, as a consequence of this Agreement, the Commitment of such Lender or the Letters of Credit issued by such Lender, to a level below that which such Lender or any of its Lender Affiliates could have achieved but for such Change (taking into consideration such Lender’s policies and the policies of its Lender Affiliates with respect to capital adequacy and liquidity), then within fifteen (15) days of demand by such Lender, the Borrower will pay to such Lender the amount necessary to compensate such Lender or such Lender Affiliate for any such reduction suffered.  “Change” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) the implementation or application of or compliance with Basel III, CRR or CRD IV or any law or regulation that implements or applies Basel III, CRD or CRD IV, and (z) requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or United Kingdom regulatory authorities, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted, implemented or issued.

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3.3Taxes.

(a)All payments by the Borrower to or for the account of any Lender, the Administrative Agent or the Security Trustee hereunder or under any Letter of Credit Application shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Administrative Agent or the Security Trustee, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) such Lender, the Administrative Agent or the Security Trustee (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Facility Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Facility Document (“Other Taxes”).

(c)Without duplication of amounts paid by the Borrower under Section 3.3(a) or (b), the Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.3) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Borrower shall not be required to indemnify the Administrative Agent or such Lender, as the case may be, for any penalties, interest or expenses arising therefrom or imposed with respect thereto to the extent that such penalties, interest, or expenses are attributable to the failure of the Administrative Agent or such Lender, as the case may be, to pay over any amounts paid to the Administrative Agent or such Lender by the Borrower (for Taxes or Other Taxes) to the relevant Governmental Authority within twenty (20) days after receipt of such payment from the Borrower.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.4.

(d)Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were

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correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten (10) Business Days after the date of this Agreement, deliver to each of the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower, certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  In addition, each Lender that is not a Non-U.S. Lender will, not less than ten (10) Business Days after the date of this Agreement, deliver to each of the Borrower and the Administrative Agent such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding and information reporting requirements. Each Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(f)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding

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anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.3(e) and 3.3(g)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)Thereafter:

(i)Subject to paragraph (iii) below, each Party shall, within ten Business Days of a reasonable request by another Party confirm to that other Party whether it is or is not a FATCA Exempt Party and supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;  provided that no Party shall be obliged to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of such Party, any fiduciary duty or any duty of confidentiality.

(ii)If a Party confirms to another Party pursuant to Section 3.3(g)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(iii)If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where a Party determines that providing the other Party with any of the information requested under Section 3.3(g)(i) will or may in its reasonable opinion constitute a breach of any law or regulation, any policy of such Party, any fiduciary duty or any duty of confidentiality), then (x) if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Facility Documents as if it is not a FATCA Exempt Party and (y)  if that Party failed to confirm its applicable passthru percentage then such Party shall be treated for the purposes of the Facility Documents (and payments made thereunder) as if its applicable passthru percentage is 100%,  until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(h)For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to paragraph (e) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.3 with respect to Taxes imposed by the

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United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under paragraph (e) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(i)If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.3(g) shall survive the payment of the Obligations and termination of this Agreement.

(j)If the Administrative Agent or any Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.3 with respect to Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or the Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or the Lender in the event the Administrative Agent or the Lender is required to repay such refund to such Governmental Authority.

3.4Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.3 so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.3.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  The obligations of the Borrower under Section 3.1, 3.2 and 3.3 shall survive payment of the Obligations and termination of this Agreement.

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ARTICLE IV

CONDITIONS PRECEDENT

4.1The Lenders Obligation to Issue. The obligation of the Letter of Credit Agent and each Lender to issue the initial Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or sent by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the Borrower, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Effective Date) and each in form and substance satisfactory to the Administrative Agent and its counsel:

(i)Charter Documents; Good Standing Certificates.  Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)By-Laws and Resolutions.  Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by‑laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Facility Documents to which the Borrower is a party.

(iii)Secretary’s Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Facility Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)Officer’s Certificate.  A certificate, signed by an Authorized Officer of the Borrower, stating that:  (A) on the Amendment Effective Date no Default or Unmatured Default has occurred and is continuing, (B) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of the Amendment Effective Date (provided, that solely for purposes of this Section 4.1(a)(iv)(B), the representation and warranty in Section 5.6 shall be deemed to contain a reference to “prospects” of the Borrower) and (C) the A.M. Best Rating and the S&P Rating for Navigators.

(v)Legal Opinion.  A written opinion of Drinker Biddle & Reath LLP, New York counsel to the Borrower regarding US matters addressed to the Administrative Agent and the Lenders and in form and substance acceptable to the Administrative Agent and its counsel.

(vi)Facility Documents.  Executed originals of this Agreement.

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(vii)Financial Statements.  The financial statements described in Section 6.1(b) and the statutory statements described in Section 6.1(e), in each case for the fiscal quarter ending June 30, 2016.

(viii)RDS.  A summary of the RDS calculations (including the information necessary to calculate the covenants in Section 6.23(f)) for the Supported Syndicate prepared in accordance with the definitions and reporting requirements of Lloyd’s as in effect on the Amendment Effective Date for the applicable account years to be covered by the Letters of Credit to be issued hereunder.

(ix)Lloyd’s Letters.  The Lloyd’s Comfort Letter duly executed by Lloyds and a substitution letter in form and substance satisfactory to the Letter of Credit Agent in respect of cancellation of the existing letter of credit issued under ING Bilateral Facility upon receipt of the new or amended Letters of Credit issued under this Agreement.

(x)Confirmation of Primary FAL.  The Confirmation of Primary FAL duly executed by a director of the Managing Agent.

(xi)Compliance Certificate.  A Compliance Certificate duly completed and executed based on the June 30, 2016 financial statements and the 2016 Year of Account.

(xii)Know your Customer.  All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(xiii)Other.  Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

(b)The A.M. Best Rating and the S&P Rating for Navigators shall be not less than “A-”.

(c)All fees due under the Fee Letter shall have been paid to the Administrative Agent.

(d)Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Administrative Agent).

Without limiting the generality of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be

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deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

4.2Each Letter of Credit.  The Letter of Credit Agent, on behalf of the Lenders, shall not be obligated to issue or increase the stated amount of any Letter of Credit, unless on the applicable Issue Date:

(a)There exists no Default or Unmatured Default and none would result from such issuance of such Letter of Credit.

(b)The representations and warranties contained in Article V are true and correct as of such Issue Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)An Issuance Request, as applicable, shall have been properly submitted.

(d)All legal matters incident to the issuance of such Letter of Credit shall be satisfactory to the Lenders and their counsel.

(e)If a Collateralization Event has occurred, the Required Amount shall have been deposited as required under Section 2.9 and the Administrative Agent shall have received a Borrowing Base Certificate calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 2.10 after giving effect to the issuance of the requested Letter of Credit.

(f)Each Issuance Request with respect to each such Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2(a) and (b) have been satisfied.  Any Lender may require a duly completed Compliance Certificate as a condition to issuing a Letter of Credit.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1Existence and Standing .  Each of the Borrower and its Subsidiaries is duly and properly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, except as could not reasonably be expected to have a Material Adverse Effect, has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

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5.2Authorization and Validity.  The Borrower has the corporate power and authority and legal right to execute and deliver the Facility Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Facility Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Facility Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3No Conflict; Government Consent.  Neither the execution and delivery by the Borrower of the Facility Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (b) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by‑laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Facility Documents, the extensions of credit under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Facility Documents, except that approval of the New York Insurance Department and/or one or more other state insurance departments would be required in order for the Lenders to acquire control of Navigators and NSIC.  Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequences of which default or violation could reasonably be expected to have a Material Adverse Effect.

5.4Financial Statements. (a) (i)  The consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as of December 31, 2015, the related consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows of the Borrower and such Consolidated Subsidiaries for the Fiscal Year then ended, and the accompanying footnotes, together, with the opinion thereon, of KPMG LLP, independent certified public accountants, copies of which have been furnished to the Lenders, fairly present the financial condition of the Borrower and the Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and Consolidated Subsidiaries for the periods covered by such statements, all in accordance with Agreement Accounting Principles consistently applied and (ii) the unaudited consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as of June 30, 2016, the related consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows of the

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Borrower and such Consolidated Subsidiaries for the fiscal quarter then ended,  fairly present the financial condition of the Borrower and the Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and Consolidated Subsidiaries for the periods covered by such statements, all in accordance with Agreement Accounting Principles consistently applied (subject to year-end adjustments and the absence of footnotes).

(b)There are no liabilities of the Borrower or any of the Consolidated Subsidiaries, fixed or contingent, which are material but are not reflected in the most recent financial statements referred to above or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 2015.

5.5Statutory Financial Statements. The Annual Statement of each of the Insurance Subsidiaries (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the appropriate Governmental Authority of its state of domicile (the “Department”) as of and for the 2015 Fiscal Year  and the quarterly SAP statements for the fiscal quarter ended June 30, 2016 delivered to each Lender prior to the execution and delivery of this Agreement (collectively, the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein).  Each such Statutory Financial Statement was in material compliance with applicable law when filed.

5.6Material Adverse Change.  Other than as disclosed in any SEC Report filed prior to November 4, 2016, since December 31, 2015 there has been no change in the business, Property, condition (financial or otherwise), prospects or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.7Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.8Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the issuance of any Letter of Credit.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the SEC Reports or in the financial statements referred to in Section 5.4.

5.9Subsidiaries.  Schedule 5.9 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests

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owned by the Borrower or other Subsidiaries and indicating which Subsidiaries are Significant Subsidiaries and which Subsidiaries are Insurance Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.

5.10ERISA.  The Unfunded Liabilities of all Single Employer Plans is $0 except that funding of any money purchase pension plan may be delayed each Fiscal Year until the end of the first Fiscal Quarter of the following year.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.  There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Government Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

5.11Defaults.  No Default or Unmatured Default has occurred and is continuing.

5.12Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Facility Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.13Regulation U.  Margin Stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.  Neither the issuance of any Letters of Credit hereunder nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

5.14Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

5.15Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

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5.16Ownership of Properties.  The Borrower and each of its Subsidiaries has good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements filed with the Securities and Exchange Commission as owned by the Borrower and its Subsidiaries.

5.17Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the issuance of Letters of Credit hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.18Environmental Matters.  In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.19Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.20Solvency.  Immediately after the consummation of the transactions to occur on the date hereof and immediately following each issuance of a Letter of Credit (including the Existing Letters of Credit) hereunder on the date hereof and after giving effect to the application of the proceeds of such Letters of Credit, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

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5.21Insurance Licenses.  To the extent required by applicable law, each Insurance Subsidiary holds a License and is authorized to transact insurance business in (i) the line or lines of insurance and (ii) the state, states or jurisdictions it is engaged in, except to the extent that the failure to have such a License or authority could not reasonably be expected to have a Material Adverse Effect.  No such License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension, limitation or revocation.  To the Borrower’s knowledge, there is not a sustainable basis for such suspension, limitation or revocation, and no such suspension, limitation or revocation has been threatened by any Governmental Authority.  The Insurance Subsidiaries do not transact any business, directly or indirectly, requiring any license, permit, governmental approval, consent or other authorization other than those currently obtained, except to the extent of which could not reasonably be expected to have a Material Adverse Effect.

5.22Partnerships.  Except as disclosed in Schedule 5.22, neither the Borrower nor any of its Subsidiaries is a partner of any partnership.

5.23Lines of Business.  Schedule 5.23 sets forth a complete statement of each material line of business conducted as of the date hereof by the Borrower and each of its Subsidiaries (the “Existing Lines of Business”).

5.24Reinsurance Practices. The business of each Insurance Subsidiary is being conducted in all material respects in accordance with the Reinsurance Guidelines.

5.25Security. Each Security Document is effective to create and give the Administrative Agent, for the benefit of the Secured Parties, as security for the repayment of the obligations secured thereby, a legal, valid, perfected and enforceable first priority Lien upon and security interest in the Collateral in which a security interest is granted thereby except for the Permitted Liens (as defined in the Security Agreement) and except that approval of the New York Insurance Department and/or one or more other state insurance departments would be required in order for the Lenders to acquire control of Navigators or NSIC.

5.26Disclosure.  None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Facility Documents or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Facility Documents or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement or the Facility Documents contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

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5.27Anti-Money Laundering and Anti-Terrorism Finance Laws.  To the extent applicable, the Borrower is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws of any jurisdiction applicable to the Borrower or its Subsidiaries, including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

5.28Anti-Corruption Laws.  No Letter of Credit shall be requested and no part of the proceeds of the Letters of Credit shall be used, directly or, to the knowledge of the Borrower, indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause any Lender to violate the U.S. Foreign Corrupt Practices Act of 1977; or (c) to cause any Lender to violate any other anti-corruption law applicable to such Lender (all laws referred to in clauses (b) and (c) being “Anti-Corruption Laws”).

5.29Sanctions Laws.  Neither the Borrower nor its Subsidiaries and to the knowledge of the Borrower, no other Affiliate or broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Letters of Credit, is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (c) a Person that is owned 50 percent or more by any Person described in Section 5.29(b); (d) any other Person with which any Lender is prohibited from dealing under any Sanctions laws; or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 5.29 (a), (b), (c) or (d).  Further, no Letter of Credit shall be requested, and none of the proceeds from the Letters of Credit shall be used to finance or facilitate, directly or, to the Borrower’s or any Subsidiaries’ knowledge, indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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ARTICLE VI

COVENANTS

Until the date that no Letters of Credit are outstanding and all Letter of Credit Obligations have been indefeasibly paid in full, unless the Lenders shall otherwise consent in writing:

6.1Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and will furnish to the Lenders:

(a)As soon as practicable and in any event within seventy (70) days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis and setting forth in comparative form figures for the preceding Fiscal Year for itself and its Consolidated Subsidiaries and on a stand alone basis for the Borrower, including balance sheets as of the end of such period and related statements of income, stockholders’ equity and cash flows accompanied by any management letter prepared by said accountants; provided that no annual report other than the report on Form 10-K needs to be delivered.

(b)As soon as practicable and in any event within fifty (50) days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statement of income, stockholders’ equity and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter setting forth in each case in comparative form figures for the corresponding period in the prior Fiscal Year, all prepared in accordance with Agreement Accounting Principles and in reasonable detail, and all signed by its chief financial officer.

(c)As soon as available and in any event (i) within seventy (70) days after the close of each Fiscal Year of each Insurance Subsidiary, the Annual Statement of such Insurance Subsidiary for such Fiscal Year as filed with the insurance commissioner (or similar authority) in such Insurance Subsidiary’s state of domicile, together with the signature thereof of the chief financial officer of the Borrower stating that such Annual Statement presents the financial condition and results of operations of such Insurance Subsidiary in accordance with SAP, (ii) on or prior to each June 1 after the close of each Fiscal Year of each Insurance Subsidiary, the opinion of a firm of certified public accountants reasonably satisfactory to the Required Lenders, who shall have examined such Annual Statement and whose opinion shall not be qualified as to the scope of audit or as to the status of such Insurance Subsidiary as a going concern, and (iii) within one hundred twenty (120) days after the close of each Fiscal Year of each Insurance Subsidiary, a written review of and opinion of an accounting or actuarial firm or internal actuary, as delivered to the Department, reasonably satisfactory to the Required Lenders on the methodology and assumptions used to calculate the Loss Reserves of such

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Insurance Subsidiary at the end of such Fiscal Year (as shown on the Annual Statement of such Insurance Subsidiary prepared in accordance with SAP).

(d)As soon as available and in any event on or prior to each May 1 after the close of each Fiscal Year of the Insurance Subsidiaries, the Consolidated Annual Statement of the Insurance Subsidiaries for such Fiscal Year, prepared in accordance with SAP and filed with the New York Insurance Department.

(e)As soon as available and in any event within fifty (50) days after the close of each of the first three Fiscal Quarters in each Fiscal Year of each Insurance Subsidiary, quarterly financial statements of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Quarter and as filed with the insurance commissioner (or similar authority) in such Insurance Subsidiary’s state of domicile, together with the signature thereon of the chief financial officer of the Borrower stating that such financial statements present the financial condition and results of operations of such Insurance Subsidiary in accordance with SAP.

(f)As soon as practicable and in any event within ninety (90) days after the close of each Fiscal Year of the Supported Syndicate, an unqualified audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles setting forth in comparative form figures for the preceding Fiscal Year for the Supported Syndicate, including balance sheets as of the end of such period and related statements of income and stockholders’ equity accompanied by any management letter prepared by said accountants.

(g)As soon as practicable and in any event within one hundred and eighty (180) days after the close of each Fiscal Year of the Corporate Member, an unqualified audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles setting forth in comparative form figures for the preceding Fiscal Year for the Corporate Member, including balance sheets as of the end of such period and related statements of income and stockholders’ equity accompanied by any management letter prepared by said accountants.

(h)As soon as available, but in any event within one hundred twenty (120) days after the beginning of each Fiscal Year, a copy of the plan and forecast of the Borrower and its Subsidiaries for such Fiscal Year in the form customarily prepared by the Borrower.

(i)Together with the financial statements required by clauses (b) and (c) above, a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and updating Schedule 5.9.

(j)As soon as possible and in any event within ten (10) days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a

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statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(k)As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries.

(l)As soon as possible and in any event within ten (10) days after the Borrower learns thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting the Borrower or any Subsidiary which may reasonably be expected to have a Material Adverse Effect.

(m)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; provided that no annual report other than the report on Form 10-K needs to be delivered.

(n)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(o)Promptly and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by the Borrower or any Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of $2,500,000.

(p)Promptly, and in any event within five (5) days after (i) learning thereof, notification of any changes after the date hereof in the Borrower’s S&P Rating or Borrower’s Moody’s Rating or in the A.M. Best Rating in respect of any Insurance Subsidiary and (ii) receipt thereof, copies of any ratings analysis by A.M. Best & Co. relating to any Insurance Subsidiary.

(q)Copies of any actuarial certificates prepared with respect to any Insurance Subsidiary, promptly after the receipt thereof, and not later than ninety (90) days after each Fiscal Year, an actuarial opinion with respect to each Insurance Subsidiary in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders from an accounting or actuarial firm or internal actuary, as delivered to the Department, reasonably satisfactory to the Administrative Agent and the Required Lenders.

(r)Promptly upon the filing thereof, copies of all filings and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries

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files with the NAIC or any insurance commission or department or analogous Governmental Authority (including, without limitation, any filing made by the Borrower or any Subsidiary pursuant to any insurance holding company act or related rules or regulations), but excluding routine or non-material filings with the NAIC, any insurance commissioner or department or analogous Governmental Authority.

(s)In addition to the requirements of clause (c)(iii) above, as promptly as reasonably practicable following the request of the Required Lenders, a report prepared by an accounting or actuarial firm or internal actuary, as delivered to the Department, reviewing the adequacy of Loss Reserves of each Insurance Subsidiary, which firm shall be provided access to or copies of all reserve analyses and valuations relating to the insurance business of each Insurance Subsidiary in the possession of or available to the Borrower or its Subsidiaries; provided, that, in the event that the written review required to be provided to the Lenders in respect of any Fiscal Year pursuant to clause (c)(iii) above is provided by an independent actuarial consulting firm reasonably satisfactory to the Administrative Agent, or a written review of an independent actuarial consulting firm reasonably satisfactory to the Administrative Agent satisfying the requirements set forth in clause (c)(iii) is otherwise delivered to the Lenders at any time other than pursuant to such clause, then the Required Lenders may not request a report pursuant to this clause (s) until one year after the delivery date of such report unless, at the time of such request, a Default is in existence.

(t)If a Collateralization Event has occurred, (i) as soon as available, but in any event within 10 days after the end of each calendar month of each fiscal year (x) a report listing the Eligible Collateral and (y) a Borrowing Base Certificate executed by a Authorized Officer.  For purposes of such report and of completing the Borrowing Base Certificate required under this Section 6.1(t), Eligible Collateral shall be valued based on the Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered and (ii) promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by a Authorized Officer.

(u)As soon as possible and in any event within five (5) days of delivery to Lloyds, the Franchise Performance Management Quarterly Monitoring Reports for the Supported Syndicate.

(v)As soon as possible and in any event within five (5) days of receipt from Lloyds, copies of the annual solvency statements prepared by Lloyd’s for the Supported Syndicate.

(w)As soon as possible and in any event within five (5) days of delivery to Lloyds, the Syndicate Business Forecast of the Supported Syndicate which for the avoidance of doubt shall included full RDS details and a syndicate reinsurance summary.

(x)As soon as possible and in any event within thirty (30) days of receipt from Lloyds, a summary of any material change in Lloyd’s RDS definitions or reporting requirements as well as the impact that such changes may have on the calculations

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provided pursuant to Section 4.1(a)(viii) and compliance with the covenant set forth in Section 6.23(f).

(y)As soon as possible and in any event within five (5) days of the occurrence thereof, notice of a distribution or withdrawal of any Solvency Surplus then included  in the calculation of the Adjusted Primary FAL together with a calculation of Adjusted Primary FAL (and, if the Borrower has been required to post Collateral, a Borrowing Base Certificate) after giving effect to such distribution or withdrawal

(z)As soon as possible and in any event within five (5) days of delivery of the same to Lloyd’s or any other insurance regulator or Governmental Authority, all other ad hoc or exceptional financial reports provided by the Supported Syndicate or the Borrower.

6.2Purpose.  Letters of Credit will be issued to provide Funds at Lloyd’s to support underwriting capacity provided by the Corporate Member to the Supported Syndicate for the 2017 and 2018 underwriting years of account (and prior open years).

6.3Notice of Material Events.  The Borrower will, promptly after becoming aware of the occurrence of any of the following, give notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default, (b) the existence of an NSF Deficiency, (c) of any other event or development, financial or otherwise which could reasonably be expected to have a Material Adverse Effect, (d) the receipt of any notice from any Governmental Authority or Lloyd’s of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (e) the receipt of any notice from any Governmental Authority or Lloyd’s of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (f) any material judicial or administrative order limiting or controlling the business of any Subsidiary (and not the industry in which such Subsidiary is engaged generally) which has been issued or adopted or (g) the commencement of any litigation which could reasonably be expected to result in a Material Adverse Effect.

6.4Conduct of Business.  The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business only in the Existing Lines of Business or in other lines of the insurance business or in activities reasonably incidental to the insurance business, (b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing in its jurisdiction of incorporation and its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each other jurisdiction in which such qualification is required and (c) do all things necessary to renew, extend and continue in effect all Licenses material to its business which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its business in compliance with all applicable laws and regulations.  No Insurance

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Subsidiary shall change its state of domicile or incorporation without the prior written consent of the Required Lenders.  The Borrower will not become an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

6.5 Taxes.  The Borrower will, and will cause each Subsidiary to, timely file United States federal and applicable foreign, state and local tax returns required by applicable law complete and correct in all material respects and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and SAP, as applicable.

6.6Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

6.7Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Corruption Laws and applicable Sanctions

6.8Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times in all material respects.

6.9Inspection; Maintenance of Books and Records.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals, during normal business hours and upon reasonable prior notice to the Borrower, as the Administrative Agent or any Lender may designate.  The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles and SAP, as applicable, consistently applied.

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6.10Dividends and Stock Repurchases.  The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding, except that (a) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary of the Borrower and (b) the Borrower may repurchase capital stock and may pay dividends provided after giving effect thereto (i) Borrower would be in pro forma compliance with the terms of this Agreement and (ii) no Default shall have occurred.

6.11Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)the Obligations;

(b)Indebtedness of the Borrower in connection with senior unsecured notes in an aggregate amount not at any time exceeding $300,000,000. For purposes of calculating Indebtedness under this clause (b), the principal amount of any such Indebtedness which constitutes Defeased Indebtedness shall not be included;

(c)guaranties permitted under Section 6.15;

(d)capital leases in amounts not in excess of $2,500,000 at any time outstanding;

(e)up to $50,000,000 of Indebtedness issued in the ordinary course of business in support of insurance and reinsurance operations of the Company or any of its Subsidiaries;

(f)up to $25,000,000 of Indebtedness of the Borrower under the ING Bilateral Facility; and

(g)other Indebtedness, in addition to the Indebtedness listed above, in an aggregate amount not at any time exceeding $50,000,000; provided that such other Indebtedness shall (i) have a maturity date after the Letter of Credit Availability Termination Date and (ii) be pari passu or subordinated to the Obligations.

6.12Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any Person, except that (a) a Subsidiary may merge into the Borrower or any Wholly-Owned Subsidiary and (b) the Borrower may merge with or consolidate with any Person, provided that (i) the Borrower is the surviving entity, (ii) no Default or Unmatured Default has occurred or will occur as a result of such merger or consolidation and (iii) the Administrative Agent has received a certificate from the Borrower showing that the Borrower would be in pro forma compliance with the terms of this Agreement after giving effect to such merger or consolidation.

6.13Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property, to any other Person except:

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(a)sales of inventory in the ordinary course of business; and

(b)leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory or Investments (other than Investments in Subsidiaries) sold in the ordinary course of business) as permitted by this Section 6.13 since the Amendment Effective Date, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.14Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investment (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisitions, except:

(a)Cash Equivalent Investments;

(b)Investments in debt securities rated A- or better by S&P, A3 or better by Moody’s or NAIC-1 or better by the NAIC;

(c)existing Investments in Subsidiaries and other Investments in existence on the Amendment Effective Date;

(d)Investments in debt securities rated less than A- by S&P, A3 by Moody’s or NAIC-1 by the NAIC but BBB- or better by S&P, Baa3 or better by Moody’s or NAIC-2 or better by the NAIC; provided, that all such Investments under this clause (d) do not exceed, in the aggregate at any one time outstanding, 20% of the Total Investment Portfolio; provided, further, that if any such Investment ceases to meet such ratings requirements, then such Investment shall be permitted hereby for a period of one hundred and eighty (180) days after the date on which such ratings requirement is no longer satisfied;

(e)Investments in debt securities not satisfying any of the standards, including the percentage limitations, set forth in clauses (b) or (d) above in an aggregate amount not exceeding 5% of the Total Investment Portfolio;

(f)Investments by the Borrower (not including Investments in Subsidiaries) in equity securities in an aggregate amount not to exceed 20% of the Total Investment Portfolio; provided that no single Investment in equity securities (excluding investments in diversified mutual funds and investments in passively managed ETF Shares tracking bond indices (which shall be treated as debt securities for purposes of clauses (b), (d) and (e) above)) shall be in an amount in excess of 20% of the total aggregate investments in equity securities;

(g)other Investments after the Amendment Effective Date in an aggregate amount not to exceed 1% of the Total Investment Portfolio;

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(h)Acquisitions in an aggregate amount not to exceed 5% of Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries in any Fiscal Year; and

(i)Investments by Navigators in Wholly-Owned Subsidiaries of Navigators (including new Wholly-Owned Subsidiaries of Navigators);

provided that the Borrower will not, and will not permit any Subsidiary to, make any Investments not in conformity with its then applicable investment guidelines.

6.15Contingent Obligations.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) Contingent Obligations in respect of Letters of Credit and letters of credit issued under the Indebtedness permitted under Section 6.11(f), (c) obligations with respect to letters of credit not issued pursuant to this Agreement with the Corporate Member as applicant so long as none of the Borrower or its Subsidiaries is a co-applicant with respect thereto or otherwise guaranties such obligations, and (d) Contingent Obligations with respect to letters of credit issued in the ordinary course of certain Wholly-Owned Subsidiaries with respect to marine insurance policies issued thereby; provided, however, that the Borrower or any of its Wholly-Owned Subsidiaries may guarantee (i) the obligations of any Person that is its or its Subsidiary’s employee so long as the aggregate amount of all such guaranteed obligations, taken together with the aggregate amount of any and all loans to such Persons by the Borrower in accordance with Section 6.14 outstanding at any time do not in the aggregate exceed $500,000 and (ii) the obligations of any Wholly-Owned Subsidiary under office space leases for space used by such Wholly-Owned Subsidiary.

6.16Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

(b)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure the payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

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(d)Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(e)Liens existing on the Amendment Effective Date and described in Schedule 6.16 hereto;

(f)Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, granted pursuant to the Security Documents;

(g)Deposits of cash or securities with or on behalf of state insurance departments reflected in the Insurance Subsidiaries’ Statutory Financial Statements;

(h)Deposits of cash or securities by the Borrower with Lloyd’s;

(i)Liens on assets subject to capital leases permitted under Section 6.11(d);

(j)Liens securing Indebtedness permitted under Section 6.11(f); and

(k)Liens, in addition to the Liens listed above, securing Indebtedness in an aggregate amount at any time not exceeding $10,000,000.

6.17Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to (other than dividends and stock repurchases permitted under Section 6.10), any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms‑length transaction.

6.18Amendments to Agreements.  The Borrower will not, and will not permit any Subsidiary to, amend, waive, modify or terminate any of its constituent documents in any manner that could be expected to have a negative effect in any material respect on the Secured Parties.

6.19Change in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its Fiscal Year to end on any date other than December 31 of each year.

6.20Inconsistent Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations, the amending of the Facility Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the issuance of Letters of Credit or by the

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performance by the Borrower or any Subsidiary of any of its Obligations under any Facility Document.

6.21Reinsurance.  (a)  The Borrower shall cause each Insurance Subsidiary to maintain reinsurance protection with respect to each individual insurance policy written by such Insurance Subsidiary which reinsurance protection, in the event of a loss, limits the net loss of such Insurance Subsidiary under such insurance policy to 2.5% or less of the Statutory Surplus of such Insurance Subsidiary.  For purposes of this Section 6.21(a), the term “net loss” shall mean the loss and loss adjustment expenses incurred by the Insurance Subsidiary under an insurance policy net of any amounts recoverable or recovered from reinsurers with respect to such loss and loss adjustment expenses without regard to any reinstatement premiums paid or payable to such reinsurer.

(b)The Borrower shall not cause or permit an Insurance Subsidiary to enter into or maintain, as a cedent, reinsurance agreements or retrocession agreements with any Person other than an Approved Reinsurer; provided, however, that the foregoing shall not require an Insurance Subsidiary to terminate a reinsurance agreement or retrocession agreement if such Person ceases to be an Approved Reinsurer due to a downgrade by The A.M. Best Company, Inc. or S&P and such reinsurance or retrocession agreement cannot be replaced on commercially reasonable terms.

(c)The Borrower shall not cause or permit an Insurance Subsidiary to enter into or maintain, as a cedent, reinsurance agreements or retrocession agreements with any Person which do not comply with the guidelines for reinsurance by Insurance Subsidiaries set forth on Schedule 6.21 hereto, as amended with the consent of the Lenders (the “Reinsurance Guidelines”); provided, however, that the foregoing shall not require an Insurance Subsidiary to terminate a reinsurance agreement or retrocession agreement if such Person ceases to be an Approved Reinsurer due to a downgrade by The A.M. Best Company, Inc. or S&P and such reinsurance or retrocession agreement cannot be replaced on commercially reasonable terms.

6.22Stock of Subsidiaries.  The Borrower shall not sell or otherwise dispose of (including the granting of any security interest in) any shares of capital stock of any Subsidiary other than pursuant to the Security Agreement, or permit any Subsidiary to issue additional shares of its capital stock, except the minimum number of directors’ qualifying shares required by applicable law.

6.23Financial Covenants.

(a)Minimum Consolidated Tangible Net Worth.  The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than $882,458,226.

(b)Minimum Statutory Surplus.  The Borrower will at all time cause Navigators Insurance Subsidiaries to maintain an aggregate Statutory Surplus of not less than $773,593,050.

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(c)Leverage Ratio.  The Borrower will not permit the Leverage Ratio to exceed 0.30 to 1.0 at any time.  For purposes of calculating the Leverage Ratio, Defeased Indebtedness shall not be included.

(d)Minimum Risk-Based Capital.  The Borrower will at all times cause each Significant Insurance Subsidiary to maintain a ratio of (a) Total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (b) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least 150%.

(e)Adjusted Primary FAL.  Adjusted Primary FAL shall not be less than 40% of the Letter of Credit Obligations at any time.

(f)RDS.  The highest net loss from a single Lloyd’s specified RDS for the Supported Syndicate shall not at any time exceed 30% of the approved Syndicate Economic Capital Assessment plus profit for any Year of Account.

6.24Additional Pledge.  Effective upon any Person becoming a Significant Subsidiary, the parent thereof shall pledge the stock or other equity interests thereof to the Administrative Agent for the benefit of the Secured Parties pursuant to documentation reasonably acceptable to the Administrative Agent provided that no pledge of the stock of NSIC shall be required so long as NSIC is not a direct Subsidiary of the Borrower.

6.25Primary FAL . Subject to the duties of Lloyd’s as trustee of all such Funds at Lloyd’s and to any conditions and requirements prescribed under the Membership Byelaw which are applicable, the Borrower will cause the Corporate Member and the Managing Agent to use their best efforts to cause the Primary FAL of the Supported Syndicate to be applied to its obligations and only after such Primary FAL has been exhausted, to draw under the Letters of Credit.

6.26Syndicate Business Forecasts. The Borrower shall (a) cause the Corporate Member and the Supported Syndicate to continue to operate at all times and in all respects within the requirements of the most recent Syndicate Business Forecasts submitted to Lloyd’s and (b) for any Year of Account, not permit the Supported Syndicate to underwrite on terms that fall outside the Syndicate Business Forecasts approved by Lloyd’s for the Years of Account supported by Letters of Credit.

6.27Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person.  The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates, any Anti-Terrorism Law, Anti-Corruption Law or Sanctions law, (b) knowingly cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Administrative Agent, the Letter of Credit Agent, any Lender or the Borrower would be in violation of any Anti-Terrorism Law, Anti-Corruption Law or Sanctions law or (c) use any part of the proceeds of the Letters of Credit, directly or, to the knowledge of the Borrower, indirectly,

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for any conduct that would cause the representations and warranties in Sections 5.28 and 5.29 to be untrue as if made on the date any such conduct occurs.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Facility Document, any Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Facility Document shall be false in any material respect on the date as of which made or deemed made.

7.2Nonpayment of (a) any principal of any Reimbursement Obligation when due, or (b) any interest, Unused Fee, Letter of Credit Fee or other fee or obligations under any of the Facility Documents within five (5) days after written notice from the Administrative Agent or any Lender.

7.3The breach by the Borrower of any of the terms or provisions of Sections 2.8, 6.2, 6.3, Sections 6.10 through 6.13, Sections 6.15 through 6.20 or Sections 6.22 through 6.23 or 6.26.

7.4The breach by the Borrower (other than a breach which constitutes a Default under Sections 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days (or in the case of Section 6.14, ten (10) days) after the Borrower has knowledge thereof or written notice from the Administrative Agent or any Lender.

7.5Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness aggregating in excess of $2,500,000 when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material

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allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

7.8Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve‑month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (a) final, nonappealable judgments or orders for the payment of money in excess of $2,500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) final, nonappealable nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10Any Reportable Event shall occur in connection with any Plan.

7.11The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $2,500,000.

7.12The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $2,500,000.

7.13The Borrower or any of its Subsidiaries shall (a) be the subject to any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other

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Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or (b), could reasonably be expected to have a Material Adverse Effect.

7.14Any Change in Control shall occur.

7.15The occurrence of any “default”, as defined in any Facility Document (other than this Agreement) or the breach of any of the terms or provisions of any Facility Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16There shall occur a change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which has a Material Adverse Effect.

7.17The Borrower or any of its Subsidiaries incurs or becomes subject to action or threatened action of any Governmental Authority, including, without limitation, a fine, penalty, cease and desist order or revocation, suspension or limitation of a License, the effect of which could reasonably be expected to have a Material Adverse Effect.

7.18Any Security Document shall for any reason fail to create a valid and perfected, first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of such Security Document, or any Facility Document, once executed, shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Facility Document.

7.19Lloyd’s shall draw under a Letter of Credit except as permitted by the terms of the Lloyd’s Comfort Letter or Lloyd’s shall advise that it will not abide by the terms of the Lloyd’s Comfort Letter.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Letter of Credit Agent and the Lenders to issue or increase Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Letter of Credit Agent, the Administrative Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Letter of Credit Agent and the Lenders to issue or increase   Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.  In addition to the foregoing, following the occurrence and during the continuance of a Default, so long as any Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, upon demand by the Administrative Agent (which demand shall be made upon the request of the Required Lenders), the Borrower shall deposit Collateral as required by Section 2.9(g).

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If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Letter of Credit Agent and the Lenders to issue and increase Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) may direct the Administrative Agent to rescind and annul such acceleration and/or termination.

8.2Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Facility Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

(a)Extend the final maturity of any Obligations or forgive all or any portion of the Reimbursement Obligations, or reduce the rate or extend the time of payment of interest or fees (including without limitation Letter of Credit Fees) hereunder;

(b)Reduce or modify the percentage specified in the definition of Required Lenders;

(c)Reduce the amount of or extend the date for payment of Reimbursement Obligations under Section 2.4, or increase the amount of the Commitment of any Lender hereunder;

(d)Extend the Letter of Credit Availability Termination Date; permit any Letter of Credit to have an expiry date beyond four years after the Expiry Notice is issued;

(e)Permit any amendment of Section 8.4;

(f) Release any guarantor of any Obligations or, except as provided in the Security Agreement, release any of the Collateral for the Obligations or decrease the amount of Collateral required under Sections 2.9 or 8.1;

(g)Permit any assignment by the Borrower of its Obligations or its rights hereunder; or

(h)Permit any amendment of the Reinsurance Guidelines;

provided, further, that no such supplemental agreement shall, without the consent of each Lender, amend this Section 8.2.  No amendment of any provision of this Agreement relating to the Administrative Agent or the Letter of Credit Agent shall be effective without the written consent of the Administrative Agent or the Letter of Credit Agent, as applicable.  The Administrative Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any

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amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

8.3Preservation of Rights.  No delay or omission of the Lenders, the Letter of Credit Agent or the Administrative Agent to exercise any right under the Facility Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Letter of Credit shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Facility Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Facility Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4Application of Funds.  After the occurrence of a Default, any amounts received on account of the Obligations (including proceeds of Collateral) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Letter of Credit Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than Reimbursement Obligations, interest and Letter of Credit Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including, without duplication, fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Reimbursement Obligations and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Lenders to be held as Collateral for that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, to the Borrower or as otherwise required by Law.

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Amounts held as Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any Collateral remains after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

GENERAL PROVISIONS

9.1Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement or in any Facility Document shall survive the issuance of the Letters of Credit herein contemplated.

9.2Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3Headings.  Section headings in the Facility Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Facility Documents.

9.4Entire Agreement.  The Facility Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, and the Lenders relating to the subject matter thereof other than the fee letter dated November 7, 2016 in favor of ING Bank N.V., London Branch (the “Fee Letter”).

9.5Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.6Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.12 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

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9.7Expenses; Indemnification. (a) The Borrower shall reimburse the Administrative Agent, the Security Trustee and the Arranger for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent) paid or incurred by the Administrative Agent, the Security Trustee or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Facility Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Security Trustee, the Arranger and the Lenders for any costs, internal charges and out‑of‑pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders), paid or incurred by the Administrative Agent, the Security Trustee, the Arranger or any Lender in connection with the investigation, collection and enforcement of the Facility Documents.

(b)The Borrower hereby further agrees to indemnify the Administrative Agent, the Security Trustee, the Arranger, each Lender, each Affiliate of a Lender, and the directors, officers, partners and employees of any of the foregoing against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Security Trustee, the Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Facility Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Letter of Credit hereunder except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrower under this Section 9.7 shall survive the termination of this Agreement.

9.8Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.  In the event the pages, columns, lines or sections of the Annual Statement referenced herein are changed or renumbered, all such references shall be deemed references to such page, column, line or section as so renumbered or changed.

9.9Severability of Provisions.  Any provision in any Facility Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Facility Documents are declared to be severable.

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9.10Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, any bookrunner nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent, the Arranger, any bookrunner nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Facility Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Facility Documents or the transactions contemplated thereby.

9.11Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties and (g) permitted by Section 12.4; it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential.

9.12Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Obligations provided for herein.

9.13Disclosure.  The Borrower and each Lender hereby (a) acknowledge and agree that ING Bank N.V., London Branch and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, and (b) waive any liability of ING Bank N.V., London Branch or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of ING Bank N.V., London Branch or its Affiliates.

9.14USA Patriot Act Notification.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower

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and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.  The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

ARTICLE X

THE AGENT

10.1Appointment; Nature of Relationship.  ING Bank N.V., London Branch is hereby appointed by each of the Lenders as Administrative Agent (herein referred to as the “Administrative Agent”) hereunder and under each other Facility Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the Administrative Agent of such Lender with the rights and duties expressly set forth herein and in the other Facility Documents.  The Administrative Agent agrees to act as such Administrative Agent upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Facility Document and that the Administrative Agent is merely acting as the Administrative Agent of the Lenders with only those duties as are expressly set forth in this Agreement and the other Facility Documents.  In its capacity as the Lenders’ Administrative Agent, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9‑105 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Facility Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2Powers.  The Administrative Agent shall have and may exercise such powers under the Facility Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Facility Documents to be taken by the Administrative Agent.

10.3General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

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10.4No Responsibility for Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify:  (a) any statement, warranty or representation made in connection with any Facility Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Facility Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender, (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent, (d) the existence or possible existence of any Default or Unmatured Default, (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Facility Document or any other instrument or writing furnished in connection therewith, (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Facility Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Facility Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Facility Document unless it shall first be indemnified to its satisfaction by the Lenders pro-rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6Employment of Administrative Agent and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Facility Document by or through employees, agents, and attorneys‑in‑fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys‑in‑fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Facility Document.

10.7Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

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10.8 Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their Applicable Percentage of the Aggregate Commitments (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Facility Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Facility Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Facility Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Facility Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.3(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Facility Document with respect to its Commitment, and any Letters of Credit in which it has an interest as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Facility Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

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10.11Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Facility Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Facility Documents.

10.12Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Facility Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Facility Documents.  The resignation or removal of the Administrative Agent shall also constitute a resignation or removal of the Letter of Credit Agent unless the Letter of Credit Agent agrees otherwise.

10.13Administrative Agents’ Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to the Fee Letter.

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10.14Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15Security Trustee.  The Security Trustee shall act on behalf of the Lenders with respect to any Fixed Charge and the documents associated therewith, and Security Trustee shall have all of the benefits and immunities (A) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Security Trustee in connection with it capacity as Security Trustee as fully as if the term “Administrative Agent” as used in this Article X includes the Security Trustee as with respect to such acts or omissions, and (B) as additionally provided herein with respect to Security Trustee.  The Lenders agree to execute such documents as the Security Trustee may reasonably request to give effect to any assignment pursuant to Section 12.3 or to enable any Assignee to have the benefits of the lien granted under the Fixed Charge.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Reimbursement Obligations (other than payments received pursuant to Section 3.1, 3.2 or 3.3) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation interests in Letters of Credit, as the case may be, held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such participation interests in Letters of Credit.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Commitments.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

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ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1Successors and Assigns.  The terms and provisions of the Facility Documents shall be binding upon and inure to the benefit of the Administrative Agent, the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Facility Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3.  Notwithstanding clause (b) of the foregoing sentence, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank or other central bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder.  The Administrative Agent may treat the Person which issued any Letter of Credit as the Person who has the Commitment hereunder for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent.  Any assignee or transferee of the rights to any Letter of Credit agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Facility Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Letter of Credit, shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Letter of Credit, as the case may be.

12.2Participations.

(a)Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each a “Participant”) participating interests in any Commitment of such Lender, any interest of such Lender in any Letters of Credit or any other interest of such Lender under the Facility Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Facility Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its interest in any Letters of Credit issued to it in evidence thereof for all purposes under the Facility Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Facility Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letter of Credit Obligations or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Facility

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Document) to any Person except to the extent that such disclosure is necessary to establish that such letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, neither the Administrative Agent nor the Letter of Credit Agent (in its capacity as Agent) shall have any responsibility for maintaining a Participant Register.

(b)Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Facility Documents, except to the extent such amendment, modification or waiver would require the unanimous consent of the Lenders as described in Section 8.2.

(c)Benefit of Setoff.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Facility Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Facility Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3Assignments.

(a)Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Facility Documents provided (i) such Purchasers are Lloyd’s Approved Banks and (ii) such assignment is of a pro rata amount of both its Tranche A Commitment and Tranche B Commitment.  Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto.  The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereto.  Such consent shall not be unreasonably withheld or delayed.  Each such assignment shall (unless it is to a Lender or an Affiliate thereof or the Administrative Agent otherwise consents) be in an amount not less than the lesser of (a) $5,000,000 or (b) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment).

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(b)Effect; Effective Date.  A Lender shall notify the Administrative Agent in the event it wishes to transfer any of its Commitment.  Upon receipt of such notice, the Administrative Agent shall verify that the beneficiaries of the outstanding Letters of Credit will accept an amendment to or replacement of the outstanding Letters of Credit to reflect such assignment and the change in the “Commitments” as reflected in such outstanding Letters of Credit (a “Transfer Amendment”).  The Administrative Agent shall advise the Lender whether such Transfer Amendment is acceptable (the “Advisement Date”) and the Lender shall advise the Administrative Agent of the proposed assignment date (which date shall be not less than ten (10) Business Days after the Advisement Date).  Upon (i) delivery to the Administrative Agent and the Borrower of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit B (a “Notice of Assignment”), together with any consents required by Section 12.3(a), (ii) payment of a $3,500 fee to the Administrative Agent by the assigning Lender or the Purchaser for processing such assignment, the Administrative Agent shall prepare the necessary Transfer Amendments and coordinate with the beneficiaries a date to effectuate such Transfer Amendment.  Upon acceptance of the Transfer Amendment by the beneficiaries, such assignment shall become effective.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the participation interests in the Letters of Credit under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Facility Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Facility Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Facility Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Tranche A Commitment and Tranche B Commitment and the participation interests in Letters of Credit assigned to such Purchaser.

12.4Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Facility Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing to provisions at least as restrictive as those in Section 9.11 of this Agreement.

12.5Tax Treatment.  If any interest in any Facility Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.3(e).

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ARTICLE XIII

NOTICES

13.1Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2Change of Address.  The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

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ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  Except as provided in Section 4.1, this Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XV

Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1CHOICE OF LAW.  THE FACILITY DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARDS TO THE CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FACILITY DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY FACILITY DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

16.3WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY FACILITY DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

721957545 11052467

16.4REAFFIRMATION .  This Agreement amends, restates and replaces in its entirety the Existing Credit Agreement.  All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein (except that any provision of the Existing Credit Agreement that by its terms survives termination of the Existing Credit Agreement shall continue in full force and effect for the benefit of the applicable parties to the Existing Credit Agreement).  All outstanding Obligations (as defined in the Existing Credit Agreement)  under the Existing Credit Agreement shall, from and after the Amendment Effective Date, be deemed outstanding under, and governed by this Agreement and the Facility Documents.  This Agreement and any Facility Documents executed in connection herewith do not effect a novation of the obligations of the Borrower under the Existing Credit Agreement and the other Facility Documents but are merely a restatement, and where applicable, an amendment to the terms governing said obligations.  The Borrower hereby reaffirms each of the Security Documents attached hereto as Exhibits E, F, J-1 and J-2.  All references to the Credit Agreement in the Security Documents or in any other document, instrument, agreement or writing shall be deemed to refer to this Agreement..

721957545 11052467

IN WITNESS WHEREOF, the Borrower, the Lenders, the Letter of Credit Agent and the Administrative Agent have executed this Agreement as of the date first above written.

THE NAVIGATORS GROUP, INC.

By:	___/s/___ Ciro M. DeFalco ________
Name:	Ciro M. DeFalco
Title:	Senior Vice President and Chief Financial Officer
Address:	400 Atlantic Street Stamford, Connecticut 06901
Attn:	Ciro M. DeFalco

Telephone: (203) 905-6343 Fax: (203) 658-1821 Email: cdefalco@navg.com

Signature Page to Third Amended and Restated Funds
at Lloyd’s Letter of Credit Agreement

721957545 11052467

ING BANK N.V., LONDON BRANCH, individually, as Administrative Agent and Letter of Credit Agent

By:	___/s/ Nick Marchant ________
Name:	Nick Marchant
Title:	Director
By:	___/s/_ Alan Prosser________
Name:	Alan Prosser
Title:	Vice President

Address:	ING Bank N.V., London Branch 8-10 Moorgate London EC2R 6DA United Kingdom
Attention:	Nick Marchant

Telephone: +44 (0)20 7767 5920 Fax: +44 (0)20 7767 7507 Email: nick.marchant@uk.ing.com

Signature Page to Third Amended and Restated Funds
at Lloyd’s Letter of Credit Agreement

721957545 11052467

JPMORGAN CHASE BANK, N.A.,

By:	___/s/ Hector Varona ________
Name:	Hector Varona
Title:	Executive Director
Address:	270 Park Ave, 41st Floor Suite NY1-K769 New York, NY 10017
Attention:	Hector Varona

Telephone: (212) 622-6936 Fax: (646) 534-2235 Email: hector.varona@jpmorgan.com

Signature Page to Third Amended and Restated Funds
at Lloyd’s Letter of Credit Agreement

721957545 11052467

BARCLAYS BANK PLC

By:	___/s/ James Colano________
Name:	James Colano
Title:	Vice President
Address:	745 7th Avenue New York, NY, USA 10019
Attention:	Benjamin James

Telephone: (212) 526-0057 Email: ben.x.james@barclays.com

Signature Page to Third Amended and Restated Funds
at Lloyd’s Letter of Credit Agreement

721957545 11052467

SCHEDULE 1

COMMITMENTS

Lender	Tranche A Commitment	Tranche A Applicable Percentage	Tranche B Commitment	Tranche B Applicable Percentage	Aggregate Commitment Applicable Percentage
ING Bank N.V., London Branch	$66,668,000	47.62%	£28,572,000	47.62%	47.62%
JPMorgan Chase Bank N.A.	$36,666,000	26.19%	£15,714,000	26.19%	26.19%
Barclays Bank PLC	$36,666,000	26.19%	£15,714,000	26.19%	26.19%

TOTAL:	$140,000,000	100%	£60,000,000	100%	100%

Schedule 1

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SCHEDULE 1.1

ELIGIBLE COLLATERAL AND APPLICABLE ADVANCE RATES

Collateral Description	Advance Rate
	Matching Currency (with respect to outstanding Letters of Credit)	Non-Matching Currency (with respect to outstanding Letters of Credit)
Cash held with ING:	100%	90%
Cash held with a Financial Institution (subject to a Control Agreement):	95%	85%
US Dollar and/or Pound Time Deposits, CDs and Money Market Deposits: Time deposits, certificates of deposit and money market deposits of any OECD incorporated bank with a rating of at least (i) AA- from S&P and (ii) Aa3 from Moody’s and maturing within two years from the date of determination.	95%	85%

US and/or UK Government Securities:

Securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or UK Gilts, with maturities of:

less than five years from the date of determination

more than five years from the date of determination

	90% 85%	80% 75%
Commercial paper rated A-1 by S&P or P1 or better by Moody’s	85%	75%

Schedule 1.1

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SCHEDULE 1.2

EXISTING LETTERS OF CREDIT

Applicant	Reference No.	Amount	Tranche
Navigators Corporate Underwriting Ltd	DTGBLG404774	GBP 52,479,664	Tranche B Letter of Credit
Navigators Corporate Underwriting Ltd	DTGBLG404775	USD 95,000,000	Tranche A Letter of Credit

Schedule 1.2

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Schedule 5.9

Subsidiaries

Subsidiary	State of Incorporation	% ownership by the Borrower or a Subsidiary as otherwise indicated	Insurance Company	Significant Subsidiary

Navigators Insurance Company	New York	100%	Yes	Yes
Navigators Specialty Insurance Company	New York	100% Navigators Insurance Company	Yes
Navigators Management Company, Inc.	New York	100%
Navigators International Insurance Company Ltd.	U.K.	100%
Navigators Corporate Underwriters Ltd.	U.K.	100% Navigators Holdings (UK) Ltd.
Navigators Management (UK) Ltd.	U.K.	100% Navigators Holdings (UK) Ltd.
Navigators Holdings (UK) Ltd.	U.K.	100%
Navigators Underwriting Agency Ltd.	U.K.	100% Navigators Holdings (UK) Ltd.
Millennium Underwriting Ltd.	U.K.	100% Navigators Underwriting Agency Ltd.
Navigators Underwriting Ltd.	U.K.	100% Navigators Underwriting Agency Ltd.
Navigators NV	Belgium	100% Navigators Underwriting Agency Ltd.
NUAL AB	Sweden	100% Navigators Underwriting Agency Ltd.
Navigators A/S	Denmark	100% Navigators Holdings (UK) Ltd.
NIC Investments (Chile) SpA	Chile	100%

Schedule 5.22

Partnerships

None

Schedule 5.23

Lines of Business

The Borrower and its Subsidiaries are active in the following lines of business:

Accident

Health

Reinsurance

Property

Commercial Multi Peril

Ocean Marine

Inland Marine

Other Liability

Commercial Auto Liability

Auto Physical Damage

Aircraft

Surety

Multiple Peril Crop

Burglary and Theft

Medical Professional Liability

Schedule 6.16

Liens

UCC-1 in favor of Dell Financial Services L.L.C. (f/k/a Dell Financial Services L.P.) filed in the Division of Corporations of the Delaware Secretary of State on 9/18/01 (and continued on 8/25/06, 8/15/11 and 8/17/16) under File No. 11180202 covering leased equipment.

UCC-1 in favor of ING Bank N.V., London Branch filed in the Division of Corporations of the Delaware Secretary of State on 11/23/15 under File No. 5555114 covering the collateral described therein.

Schedule 6.21

Reinsurance Guidelines

●	Minimum A.M. Best rating of “A-” and
●	Policyholders’ surplus of (i) US $250 million or (ii) US $200 and part of a group with combined statutory surplus of $350 million
●	Or, if not rated by A.M. Best, an equivalent rating from a major rating agency along with the following:
○	Shareholder’s funds must be in excess of US $250 million

For purpose of this Credit Agreement, the following applies, net of any collateral from the reinsurers:

1.	Reinsurers constituting the lessor of $10,000,000 or 25% of the credit risk on any reinsurance program can be outside of the above guidelines.
1.

Any reinsurer, falling within the Reinsurance Guidelines, rated A- or below cannot exceed an aggregate exposure across all programs of 66 2/3% of the Consolidated Surplus of the Insurance Subsidiaries.

EXHIBIT A

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Letter of Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Third Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 7, 2016 (as amended, modified, renewed or extended from time to time, the “Agreement”), among The Navigators Group, Inc. (the “Borrower”), the lenders party thereto, and ING Bank N.V., London Branch, as Administrative Agent and Letter of Credit Agent.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.I am the duly elected ___________ of the Borrower;

2.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the time of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ______, ____.

Name:

Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _________, ____ with
Provisions of Sections 6.14 and 6.23 of
the Agreement

Section 6.14 – Investments and Acquisitions

1.	Clause (d)

	(a)	Maximum:

		(i) Total Investment Portfolio on the date of determination:	$__________

		(ii) 20% of (a)(i):	$__________

	(b)	Actual:

Investments in debt securities rated less than A- by S&P, A3 by Moody’s or NAIC-1 by the NAIC but rated BBB- or better by S&P, Baa3 or better by Moody’s or NAIC-2 or better by the NAIC on the date of determination (or downgraded from such ratings within the last 180 days):

$__________

		Is (a)(ii) greater than (b)?	Yes/No

2.	Clause (e)

	(a)	Maximum:	$__________

		(i) Total Investment Portfolio on the date of determination:	$__________

		(ii) 5% of (a)(i)	$__________

	(b)	Actual:	$__________

Aggregate Investment in debt securities not satisfying standards set forth in clause (b) or (d) of Section 6.14:

		Is (a)(ii) greater than (b)	Yes/No

3.	Clause (f)

	(a)	Aggregate Investments in equity securities:

		(i)	Maximum:

			(A)	Total Investment Portfolio on the date of determination:	$__________

			(B)	20% of (a)(i)(A):	$__________

		(ii)	Actual:

			Aggregate Investments by the Borrower in equity securities on the date of determination:		$__________

		Is (a)(i)(B) greater than (a)(ii)?			Yes/No

	(b)	Individual Investments in equity securities:

		(i)	Maximum:

			(A)	100% of (a)(ii):	$__________

			(B)	20% of (b)(i)(A):	$__________

		(ii)	Actual:

			Largest single equity securities investment by the Borrower and its Subsidiaries on the date of determination:		$__________

		Is (b)(i)(B) greater than (b)(ii)?			Yes/No

4.	Clause (g)

	(a)	Maximum:

		(i)	Total Investment Portfolio on the date of determination:		$__________

		(ii)	1% of (a)(i):

	(b)	Actual:

		Other Investments on date of determination:	$__________

		Is (a)(ii) greater than (b)?	Yes/No

5.	Clause (h)

	(a)	Maximum:

(i) Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries on the date of determination:
$__________

(ii) 5% of (a)(i):

	(b)	Actual:

		Amount of Acquisitions from beginning of Fiscal Year through date of determination:	$__________

		Is (a)(ii) greater than (b)?	Yes/No

Section 6.23(a) – Minimum Consolidated Tangible Net Worth

Period:	Fiscal Quarter ended _____________, _______

1.	Minimum: $[]	$

2.	Actual:

	Consolidated Tangible Net Worth (excluding the effect of unrealized gain or loss under SFAS 115):	$__________

	Is (2) greater than (1)?	Yes/No

Section 6.23(b) – Minimum Statutory Surplus of Navigators

Period:	Fiscal Quarter ended _____________, _______

1.	Minimum: $[]	$

2.	Actual:

	Statutory Surplus of Navigators:	$__________

	Is (2) greater than (1)?	Yes/No

Section 6.23(c) – Leverage Ratio

1.	Maximum:	0.30:1.0

2.	Actual:

	(a) Consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries (excluding Indebtedness with respect to undrawn letters of credit) on date of determination:	$__________

	(b) Consolidated Net Worth on date of determination:	$__________

	(c) (a) plus (b):	$__________

	(d) Ratio of (a) to (c):	:1.0

	Is the ratio of (a) to (c) less than 0.30:1?	Yes/No

Section 6.23(d) – Minimum Risk-Based Capital[1]

1.	Minimum:		150%

2.	Actual:

	(a)	Total Adjusted Capital on date of determination:	$__________

	(b)	Company Action Level RBC on date of determination:	$__________

	(c)	Ratio of (a) to (b) (expressed as a percentage):	______%

	Is the ratio of (a) to (b) greater than 150%?		Yes/No

Section 6.23(e) – Adjusted Primary FAL for Year of Account 201[]

1.	Minimum:

	(a)	Total Letter of Credit Obligations (using Dollar Equivalent of Tranche B Letter of Credit Obligations)	$__________

	(b)	40% of (1)(a)

2.	Actual:

	(a)	Amount of Primary FAL provided by the Corporate Member on the date of determination:
		(1) Cash/investment assets at Lloyd’s	$__________
		(2) Undistributed profits for closed years	$
		(3) Collateralized letters of credit available to cover losses in the Supported Syndicate that will be utilized prior to the Letters of Credit	$__________
		(4) Sum of (a)(1) plus (a)(2) plus (a)(3)	$__________
	(b)	NDS Deficiency as of ([insert most recent determination date]):	$__________
	(c)	Solvency Surplus as of ([insert most recent determination date]:	$__________
	(d)	Adjusted Primary FAL ((a)(4) minus ((b) plus (c))	$

	Is (2)(d) greater than (1)(b)?		Yes/No

1 To be completed for each Significant Domestic Insurance Subsidiary.

Section 6.23(f) – RDS for Year of Account 201[]

Maximum: Highest net loss from a single Lloyd’s specified RDS shall not at any time exceed 30% of the approved Syndicate Economic Capital Assessment (ECA) plus profit for any Year of Account		30%

Actual:

(a)	Highest net loss from a single Lloyd’s specified RDS:	$__________

(b)	Approved Syndicate Economic Capital Assessment plus profit for such Year of Account:	$__________

(c)	Ratio of (a) to (b) (expressed as a percentage):	______%

	Is (c) less than 30%?	Yes/No

EXHIBIT B

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between __________ (the “Assignor”) and _____________ (the “Assignee”) is dated as of ________________.  The parties hereto agree as follows:

1.PRELIMINARY STATEMENT.  The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the loans listed in Item 3 of Schedule 1 and the other Facility Documents.

3.EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or the date the Administrative Agent advises that the beneficiaries of Letters of Credit have accepted the amendments or replacements of the Letters of Credit to reflect such assignment and a Notice of Assignment substantially in the form of Exhibit I attached hereto has been delivered to the Administrative Agent.  Such Notice of Assignment must include any consents required to be delivered to the Administrative Agent by Section 12.3(a) of the Credit Agreement.  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date or if any other condition precedent agreed to by the Assignor and the Assignee has not been satisfied.  The Assignor will notify the Assignee of the proposed Effective Date not later than the Business Day prior to the proposed Effective Date.  As of the Effective Date, (i)the Assignee shall have the rights and obligations of a Lender under the Facility Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii)the Assignor shall relinquish its rights and be released from its corresponding obligations under the Facility Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.PAYMENT OBLIGATIONS.  On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby.  The Assignee shall advance funds directly to the Administrative Agent with respect to all reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.FEES PAYABLE BY THE ASSIGNEE.  The Assignee agrees to pay the $3,500 processing fee required to be paid to the Administrative Agent in connection with this Assignment Agreement.

6.REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i)the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Facility Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii)any representation, warranty or statement made in any Facility Document or in connection with any of the Facility Documents, (iii)the financial condition or creditworthiness of the Borrower or any guarantor, (iv)the performance of or compliance with any of the terms or provisions of any of the Facility Documents, (v)inspecting any of the Property, books or records of the Borrower, (vi)the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Reimbursement Obligations or (vii)any mistake, error of judgment, or action taken or omitted to be taken in connection with the Letters of Credit or the Facility Documents.

7.REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (i)confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii)agrees that it will, independently and with reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facility Documents, (iii)appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Facility Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv)agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Facility Documents are required to be performed by it as a Lender, (v)agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi)confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Facility Documents will not be “plan assets” under ERISA, [and (vii)attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Facility Documents without deduction or withholding of any United States federal income taxes].

8.INDEMNITY.  The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9.SUBSEQUENT ASSIGNMENTS.  After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i)any such subsequent assignment does not violate any of the terms and conditions of the Facility Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Facility Documents has been obtained and (ii)unless the prior written consent of the Assignor is obtained, the Assignee is not hereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10.REDUCTIONS OF AGGREGATE COMMITMENT.  If any reduction in the Letter of Credit Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Letter of Credit Commitment, as the case may be.

11.ENTIRE AGREEMENT.  This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12.GOVERNING LAW.  This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York, without regards to the conflict of law provisions thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations Laws, but giving effect to Federal laws applicable to national banks.

13.NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Title:
Address:

[NAME OF ASSIGNEE]

By:
Title:
Address:

SCHEDULE 1

TO ASSIGNMENT AGREEMENT

2.	Description and Date of Credit Agreement:

That certain Third Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 7, 2016, among the Navigators Group, Inc., the financial institutions named therein, and ING Bank N.V., London Branch, as Administrative Agent and Letter of Credit Agent.

3.	Date of Assignment Agreement: ______________________
4.	Amounts (As of Date of Item 2 above):
Letter of Credit Facility
	(a)	Aggregate and Letter of Credit Commitment (total outstanding Letter of Credit Obligations)* under Credit Agreement	$___________
	(b)	Assignee’s Percentage of Facility purchased under the Assignment Agreement (taken to five decimal places);	_____%
	(c)	Amount of Assigned Share in Facility purchased under the Assignment Agreement:	$___________
5.	Total of Letter of Credit Participation Amount (outstanding Letter of Credit Obligations)* purchased hereunder:
6.	Proposed Effective Date:		___________
*

If the Letter of Credit Commitment has been terminated, insert total outstanding Letter of Credit Obligations in place of Letter of Credit Commitment or Letter of Credit Participation Amount, as the case may be.

Accepted and Agreed:

[NAME OF ASSIGNOR] By: Title:	[NAME OF ASSIGNEE] By: Title:

ATTACHMENT TO SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:	Telephone	No.:
Fax No.:
Payment Information:
Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

ASSIGNEE INFORMATION
Credit Contact:
Name:____________________________ Telephone No.: ____________________________
Fax No.:__________________________

Key Operations Contacts:

Booking Installation:	Booking Installation:

Name:	Name:

Telephone No.:	Telephone No.:

Fax No.:	Fax No.:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

EXHIBIT I

TO ASSIGNMENT AGREEMENT

NOTICE
OF ASSIGNMENT

                ,

To:	The Navigators Group, Inc.
ING Bank N.V., London Branch, as Administrative Agent and Letter of Credit Agent
From:	[NAME OF ASSIGNOR] (the “Assignor”)
[NAME OF ASSIGNEE] (the “Assignee”)

1.We refer to that certain Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.This Notice of Assignment (the “Notice of Assignment”) is given and delivered to [the Borrower and] the Administrative Agent pursuant to Section 12.3(b) of the Credit Agreement.

3.The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ___________, _____ (the “Assignment Agreement”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1.  The Effective Date of the Assignment Agreement shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3(a) and 12.3(b) of the Credit Agreement have been delivered to the Administrative Agent; provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.The Assignor and the Assignee hereby give to the Borrower and the Administrative Agent notice of the assignment and delegation referred to herein.  The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter.  The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee.  At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

5.The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,500 required by Section 12.3(b) of the Credit Agreement.

6.The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

7.The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment Agreement are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Facility Documents will not be “plan assets” under ERISA.

8.The Assignee authorizes each of the Administrative Agent and the Letter of Credit Agent to act as its agent under the Facility Documents in accordance with the terms thereof.  The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrower or the Facility Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.

9.Pursuant to Clause 16 (Security Trustee provisions) of the deed of charge dated on or about 28 March 2011 and made between (amongst others) (1) the Borrower as chargor and ING Bank, N.V. in its capacity as security trustee (the “Deed of Charge”), the Assignee confirms its agreement to (a) irrevocably appoint the Security Trustee (as that term is defined in the Credit Agreement) as trustee under the Security Documents (as that term is defined in the Deed of Charge) in its capacity as a Secured Party (as that term is defined in the Deed of Charge) and (b) to be bound by the terms of the Deed of Charge as if it had been a Secured Party from the date of the Deed of Charge.  By countersigning this Assignment Agreement, the Security Trustee hereby accepts the appointment by the Assignee as its trustee under the Deed of Charge and this paragraph shall be governed by, and construed in accordance with, English law and shall take effect and be binding on all parties notwithstanding that neither the Assignee nor the Security Trustee have, as a matter of English law, executed this Assignment Agreement as a deed.

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By:________________________________	By:_________________________________
Title:______________________________	Title:_______________________________

ACKNOWLEDGED AND CONSENTED TO BY ING Bank N.V., London Branch, as Administrative Agent, Letter of Credit Agent and Security Trustee	ACKNOWLEDGED AND CONSENTED TO BY THE NAVIGATORS GROUP, INC.
By:________________________________ Title:______________________________	By:_________________________________ Title:_______________________________

[Attach photocopy of Schedule 1 to Assignment Agreement]

EXHIBIT C

FORM OF APPLICATION

From:

To:  ING Bank N.V., London Branch

Dated:

Dear Sirs,

1.

This request to [issue a Letter of Credit][amend the stated amount of Letter of Credit No. []] is made under, and is subject to the terms and conditions of, that certain Third Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 7, 2016, as amended, among The Navigators Group, Inc., a Delaware corporation, certain financial institutions and ING Bank N.V., London Branch, as Administrative Agent and Letter of Credit Agent (the “Credit Agreement”).  In the event of a conflict between the terms and conditions of this letter of credit application and those of the Credit Agreement, the terms and conditions of the Credit Agreement shall govern.

2.	This notice is irrevocable.
3.

We hereby give you notice that, pursuant to the Credit Agreement and upon the terms and subject to the conditions contained therein, we wish ING Bank N.V., London Branch to [issue/ amend] on our behalf a Letter of Credit as follows:

Applicant: Beneficiary Beneficiary address	[•] [•] [•]
[New] LOC Amount:	[•]
Utilization Date:	[•]
Commencement Date:	[•]
Currency	[•]
Expiry Date:	[•]

4.	We confirm that the conditions of Section 4.2(a) and (b) of the Credit Agreement are fully complied with.

Yours faithfully

..................………..…..

Authorized Signatory

for and on behalf of

The Navigators Group, Inc.

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

To:	ING, N.V. London Branch, as Administrative Agent 60 London Wall London EC2M 5TQ United Kingdom

Re:	The Navigators Group, Inc.

Ladies and Gentlemen:

Please refer to that certain Third Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 7, 2016 (as amended, modified, renewed or extended from time to time, the “Agreement”), among The Navigators Group, Inc. (the “Borrower”), the lenders party thereto, and ING Bank N.V., London Branch, as Administrative Agent and Letter of Credit Agent..  This Certificate, together with supporting calculations attached hereto set forth in reasonable detail, is delivered to you pursuant to the terms of the Credit Agreement.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

We hereby certify and warrant to the Administrative Agent, Letter of Credit Agent and the Lenders that at the close of business on ________, ____ (the “Borrowing Base Calculation Date”), the Borrowing Base for the undersigned was $__________ and the outstanding Letters of Credit Obligations was $_________________

We hereby further certify and warrant to the Administrative Agent, the Letter of Credit Agent and the Lenders that the information and computations contained herein are true and correct in all material respects as of the Borrowing Base Calculation Date.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by an authorized office this ____ day of ________, ____.

THE NAVIGATORS GROUP, INC.

By:
Title:

SCHEDULE I TO BORROWING BASE CERTIFICATE

DATED AS OF:_____________

[FORM TO BE AGREED UPON BY ADMINISTRATIVE AGENT AND NAVIGATORS]

EXHIBIT E

SECURITY AGREEMENT

[OMITTED]

EXHIBIT F

FIXED CHARGE

[OMITTED]

EXHIBIT G

FORM OF LETTER OF CREDIT

To:

The Society and Council of Lloyd's,

c/o The Manager, Market Services,

Fidentia House

Walter Burke Way

Chatham,

Kent  ME4 4RNDate:

Dear Sirs,

Irrevocable Standby Letter of Credit No. xxxxxxxxxxxx

Re:  xxxxxxxxxxxxx (the ‘Applicant’)

This Clean Irrevocable Standby Letter of Credit (the ‘Credit’) is issued by the banks whose names are set out in Schedule 1 hereto (the ‘Issuing Lenders’, and each an ‘Issuing Lender’) in favour of the Society of Lloyd’s (‘Lloyd’s’) on the following terms:

1.	Subject to the terms hereof, the Issuing Lenders shall make payments within two business days of demand on ING Bank N.V., London Branch (the 'Agent’) in accordance with paragraph 4 below.

2.

Upon a demand being made by Lloyd’s pursuant to paragraph 4 below each Issuing Lender shall pay that proportion of the amount demanded which is equal to the proportion which its Commitment set out in Schedule 1 hereto bears to the aggregate Commitments of all the Issuing Lenders set out in Schedule 1 hereto provided that the obligations of the Issuing Lenders under this Credit shall be several and no Issuing Lender shall be required to pay an amount exceeding its Commitment set out in Schedule 1 hereto and the Issuing Lenders shall not be obliged to make payments hereunder in aggregate exceeding a maximum amount of xxxxx (figures and words). Any payment by an Issuing Lender hereunder shall be made in US Dollars to Lloyd’s account specified in the demand made by Lloyd’s pursuant to paragraph 4 below.

3.

This Credit is effective from xxxxxxxxxxx (the ‘Commencement Date’) and will expire on the Final Expiration Date. This Credit shall remain in force until we give you not less than four years notice in writing terminating the same on the fourth anniversary of the Commencement Date or on any date subsequent thereto as specified in such notice (the ‘Final Expiration Date’), our notice to be sent by registered mail for the attention of the Manager, Market Services, at the above address.

4.

Subject to paragraph 3 above, the Issuing Lenders shall pay to Lloyd’s under this Credit upon presentation of a demand by Lloyd’s on the Agent, ING Bank N.V., 60 London Wall, London, EC2M 5TQ, marked ‘For the attention of Documentary Credits/Agency Department’ substantially in the form set out in Schedule 2 hereto the amount specified therein (which amount shall not, when aggregated with all the other amounts paid by the Issuing Lenders to Lloyd’s under this Credit, exceed the maximum amount referred to in paragraph 2 above).

5.	The Agent has signed this Credit as agent for disclosed principals and accordingly shall be under no obligation to Lloyd’s hereunder other than in its capacity as an Issuing Bank.

6.	All charges are for the Applicants account.

7.	Subject to any contrary indication herein, this Credit is subject to the International Standby Practices- ISP98 (1998 Publication International Chamber of Commerce Publication No. 590).

8.	This Credit shall be governed by and interpreted in accordance with English Law and the Issuing Lenders hereby irrevocably submit to the jurisdiction of the High Court of Justice in England.

9.	Each of the Issuing Lenders engages with Lloyd’s that demands made under and in compliance with the terms and conditions of this Credit shall be duly honoured on presentation.

Yours faithfully

ING Bank N.V., London Branch, as Agent:

for and on behalf of

ING Bank N.V., London Branch

xxxxxxxxxxxxxxxx

For and on behalf of

ING Bank N.V., London Branch

Name:	Name:
Title: Authorised signatory	Title: Authorised signatory

Attaching to and forming an integral part of Irrevocable Standby Letter of Credit No. xxxxxxxxxx dated xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx.

Schedule 1

Issuing Lenders Commitments

Name and address of Issuing Lender	Commitment (USD)

Total Value	USD

Attaching to and forming an integral part of Irrevocable Standby Letter of Credit No. xxxxxxxxxxx dated xxxxxxxxxxxx.

Schedule 2

Form of Demand

[on Lloyd’s letterhead]

Dear Sir/Madam,

The Society of Lloyd’s

Trustee of

Letter of credit No. xxxxxxxxxxxx dated xxxxxxxxxxxxx

With reference to the above, we enclose for your attention a Bill of Exchange, together with the respective Letter of Credit. Payment should be made by way of CHAPS. The account details are as follows:

National Westminster Bank Plc City of London Office P.O. Box 12258	Sort Code 60.00.01 Account 13637444
1 Princes Street
London EC2R 8AP

Please quote Member Code:

Yours faithfully

For Manager

Market Services

By:

Name:

Title:

Attaching to and forming an integral part of Irrevocable Standby Letter of Credit No. xxxxxxxxxxx dated xxxxxxxxxxxxxxxxxxxxxxx.

Schedule 2

Your ref:

Our ref:MEM/   /   /   /C911f

Extn:

BILL OF EXCHANGE

The Society of Lloyd’s

Trustee of

Letter of Credit No xxxxxxxxxxxxxx dated xxxxxxxxxxxxxxxxx.

Please pay in accordance with the terms of the Letter of Credit to our order the amount of USD…….

For and on behalf of

Authorised Signatory

Market Services

To:	ING Bank N.V.,
London Branch,
as the Agent

EXHIBIT H

FORM OF LLOYD’S COMFORT LETTER

[On Lloyd’s Letterhead]

Letter of Comfort

Our ref

Your ref

Date[***]

To:

The Navigators Group, Inc. (the “Company”)

ING Bank N.V., London Branch (the “Agent”)

For and on behalf of ING Bank N.V., London Branch (the “Issuer”)

Dear Sirs

Funds at Lloyd’s – Navigators Corporate Underwriters Ltd (the “Corporate Member”)

I understand that the Corporate Member is about to procure the provision to Lloyd’s of bank letters of credit from the Issuer (the “Banks’ Letters of Credit”) to form part of the Corporate Member’s Funds at Lloyd’s in respect of their participation in Syndicate 1221 for the 2017 and 2018 underwriting years of account (including any prior open years of account for the Syndicate). You have asked whether, in the event of monies having to be applied out of the Corporate Member’s Funds at Lloyd’s, the Banks’ Letters of Credit and other Funds at Lloyd’s of the Corporate Member may be drawn down in a pre-determined order whereby any draw down on the Banks’ Letters of Credit would not be made until such time as all other Funds at Lloyd’s supporting the underwriting of the Corporate Member have been exhausted.

As you are aware, the Banks’ Letters of Credit are held by Lloyd’s in its capacity as trustee under the terms of the Security & Trust Deed (substantially in the form (STD GEN/10)) entered into by the Corporate Member. Any decision to draw down on any Funds at Lloyd’s involves an exercise of discretion in the light of the circumstances prevailing at the relevant time, and thus no binding undertaking can be given now.

However, I can confirm that at the time of considering the drawdown of the Corporate Member’s Funds at Lloyd’s, Lloyd’s would take into account the request that the Banks’ Letters of Credit shall be drawn down only after all other Funds at Lloyd’s supporting the underwriting of Corporate Member have been exhausted.

Yours faithfully,

_______________________

Signed for The Society of Lloyd’s

By:

Authorised Signatory

EXHIBIT I

FORM OF CONFIRMATION OF PRIMARY FAL

[On the Managing Agent’s letterhead]

To:	ING Bank N.V., London Branch,
as Administrative Agent
60 London Wall
London EC2M 5TQ
Attention: Nick Marchant

Re: The Navigators Group, Inc.

Dated:[●]

Ladies and Gentlemen:

The Navigators Group, Inc. – Confirmation of Primary Funds at Lloyd's

1.

We understand that pursuant to a Third Amended and Restated Funds at Lloyd’s Letter of Credit Agreement (the “LOC Agreement”; capitalized terms used herein without definition have the meaning given such terms in the LOC Agreement), dated as of November 7, 2016, among the Navigators Group, Inc., the financial institutions named therein, and ING Bank N.V., London Branch, as Administrative Agent and Letter of Credit Agent, you as agent for and on behalf of yourself, JP Morgan Chase Bank, N.A. and Barclays Bank plc, have agreed to issue standby letters of credit in favour of Lloyd's (the “ING FAL”) to support the underwriting capacity of Navigators Corporate Underwriters Limited (the “Corporate Member”), as a member of Lloyd's Syndicate 1221 for the 2017 and 2018 underwriting years of account (including any prior open years of account of such Syndicate).

2.

We confirm to you that, as of the date of this letter, the following Primary FAL (in the form and amounts specified below) is available in respect of both underwriting years of account for application (excluding any ING FAL):

a)	[•];
b)	[•]; and
c)	[•]

For the avoidance of doubt, the Primary FAL referred to above shall not include any sum covering the solvency deficit of the Corporate Member in its individual open year of account which is reported in its solvency statements prepared by Lloyd's.

3.	We confirm that:
(a)	it is our understanding that the Primary FAL set out in paragraph 2 above will be applied by Lloyd's in full prior to any application of the ING FAL; and
(b)	we will not do or permit to be done anything incompatible or inconsistent with the order of priority set out in paragraph (a) above.

4.	We acknowledge that it is a requirement under paragraph 4.1(a)(ix) of the LOC Agreement that we issue this written confirmation.

5.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully,

For and on behalf of

Navigators Underwriting Agency Limited

EXHIBIT J-1

DEPOSIT ACCOUNT CONTROL AGREEMENT

[OMITTED]

EXHIBIT J-2

SECURITIES ACCOUNT CONTROL AGREEMENT

[OMITTED]